Exhibit 10.4

PGIM, Inc. and the Noteholders signatory hereto

c/o Prudential Private Capital

2029 Century Park East, Suite 860

Los Angeles, CA 90067

As of July 23, 2025

MATSON, INC.

1411 Sand Island Parkway

Honolulu, Hawaii 96819

Re:	Fourth Amendment to Third Amended and Restated Note Purchase and Private Shelf Agreement

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Note Purchase and Private Shelf Agreement, dated as of September 14, 2016 (as amended or otherwise modified from time to time, the “Agreement”), by and among Matson, Inc., a Hawaii corporation (the “Company”), on the one hand, and the Purchasers named therein, on the other hand.  Capitalized terms used and not otherwise defined in this letter agreement shall have the meanings provided in the Agreement (after giving effect to the amendments provided in this letter agreement).

1.Pursuant to the provisions of paragraph 11C of the Agreement, and subject to the terms and conditions of this letter agreement, the undersigned holders of Notes (the “Noteholders”) and the Company agree that the Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example:  ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example:  double-underlined text) as set forth in the amended Agreement attached as Exhibit A hereto (the “Amended Agreement”), and any term or provision of the Agreement (including the Exhibits or Schedules thereto) which is different from that set forth on Exhibit A hereto shall be replaced in all respects by the terms and provisions on Exhibit A hereto.

2.Limitation of Modifications.  The modifications effected in this letter agreement shall be limited precisely as written and shall not be deemed to be (a) an amendment, consent, waiver or other modification of any other terms or conditions of the Agreement or any other document related to the Agreement, or (b) a consent to any future amendment, consent, waiver or other modification.  Except as expressly set forth in this letter agreement, each of the Agreement and the documents related to the Agreement shall continue in full force and effect.

3.Representations and Warranties.  The Company hereby represents and warrants as follows:  (i) No Default or Event of Default has occurred and is continuing (both immediately before and immediately after giving effect to the effectiveness of this letter agreement); (ii) the Company’s entering into and performance of the Agreement, as modified by this letter agreement, has been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any governmental authority) in order to be effective and enforceable; (iii) the Agreement, as modified by this letter agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity; (iv) immediately after giving effect to this letter agreement, each of the representations and warranties of the Company set forth in the Agreement (other than the representation and warranty set forth in paragraph 8P of the Agreement) is true, correct and complete in all material respects (other than such representations and warranties as are expressly qualified by materiality (including

Material Adverse Effect), which representations and warranties shall be true, correct and complete in all respects) as of the date hereof (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are true, correct and complete in all material respects (other than such representations and warranties as are expressly qualified by materiality (including Material Adverse Effect), which representations and warranties shall be true, correct and complete in all respects) as of such other date); and (v) to the best knowledge of the Company, no legislation has been enacted or is reasonably likely to be enacted to either repeal or substantially modify Section 27 of the Merchant Marine Act, 1920, as amended to the date of this Agreement, commonly referred to as the Jones Act, in a manner that could reasonably be expected to have a Material Adverse Effect.

4.Effectiveness.This letter agreement shall become effective on the date on which:

(i)    the Noteholders shall have received a fully executed counterpart of this letter agreement from the Company;

(ii)   the Noteholders shall have received a counterpart signature page to this letter agreement from each of the Guarantors reaffirming their respective obligations under the Multiparty Guaranty;

(iii)  the Noteholders shall have received (a) a certificate of a Responsible Officer of each Credit Party, in form and substance satisfactory to the Required Holders attaching a certified copy of resolutions of the Credit Parties approving and adopting this letter agreement and authorizing the execution and delivery of this letter agreement and (b) such incumbency certificates and such other documents and certifications as the Required Holders may reasonably require to evidence that the Credit Parties are in good standing in their jurisdiction of organization;

(iv)   the Noteholders shall have received a fully executed copy of an amendment to the Bank Credit Agreement and a fully executed copy of an amendment to the Other Note Agreement, each in form and substance reasonably satisfactory to the Required Holders;

(v)    the Noteholders shall have received their ratable share of a modification fee in the aggregate amount equal to 10 basis points multiplied by the aggregate outstanding amount of the Notes as of the date hereof; and

(vi)   the Company shall have paid Vedder Price P.C. its accrued and unpaid legal fees and expenses, to the extent such fees and expenses have been invoiced.

5.Miscellaneous.

(a)This document may be executed in multiple counterparts, which together shall constitute a single document.  Delivery of executed counterparts of this letter agreement by telefacsimile or other secure electronic format (pdf) shall be effective as an original.

(b)This letter agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

[Remainder of the page intentionally left blank]

2

If you are in agreement with the foregoing, please sign the counterpart of this letter agreement in the space indicated below and return it to the Noteholders whereupon, subject to the conditions expressed herein, it shall become a binding agreement among each party named as a signatory hereto.

Sincerely,

Fourth Amendment to

Third Amended and Restated Note Purchase and Private Shelf Agreement

The foregoing Agreement is hereby accepted as of the date first above written.

PGIM INC.

By:	/s/ Jason Richardson
Vice President

PENSIONSKASSE DES BUNDES PUBLICA,
as a holder of Series D Notes

By: PGIM Private Capital Limited,
as Investment Manager

By:	/s/ Donald Campbell
Director

PRUCO LIFE INSURANCE COMPANY,
as a holder of Series D Notes

By: PGIM, Inc., as investment manager

By:	/s/ Jason Richardson
Vice President

PRUDENTIAL LEGACY INSURANCE COMPANY OF NEW JERSEY,
as a holder of Series D Notes

By: PGIM, Inc., as investment manager

By:	/s/ Jason Richardson
Vice President

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY,
as a holder of Series D Notes

By: PGIM Private Placement Investors, L.P. (as Investment Advisor)

By: PGIM Private Placement Investors, Inc. (as its General Partner)

By:	/s/ Jason Richardson
Vice President

Fourth Amendment to

Third Amended and Restated Note Purchase and Private Shelf Agreement

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA,
as a holder of Series D Notes

By: PGIM, Inc., as investment manager

By:	/s/ Jason Richardson
Vice President

ZURICH AMERICAN INSURANCE COMPANY,
as a holder of Series D Notes

By: PGIM Private Placement Investors, L.P. (as Investment Advisor)

By: PGIM Private Placement Investors, Inc. (as its General Partner)

By:	/s/ Jason Richardson
Vice President

PRUDENTIAL ARIZONA REINSURANCE CAPTIVE COMPANY
(as successor by merger to Prudential Arizona Reinsurance Term Company), as a holder of Series D Notes

By: PGIM, Inc., as investment manager

By:	/s/ Jason Richardson
Vice President

Fourth Amendment to

Third Amended and Restated Note Purchase and Private Shelf Agreement

Accepted and agreed to

as of the date first

appearing above:

MATSON, INC., a Hawaii corporation

/s/ Matthew J. Cox
By:	Matthew J. Cox
Its:	Chairman of the Board and Chief Executive Officer

/s/ Joel M. Wine
By:	Joel M. Wine
Its:	Executive Vice President and Chief Financial Officer

Amendment to Third Amended and Restated Note Purchase and Private Shelf Agreement

Each of the Guarantors hereby (a) consents to the amendments and other modifications effected by this letter agreement and the other transactions contemplated hereby, (b) reaffirms its obligations under the Multiparty Guaranty (and any Joinder Agreement executed in connection therewith) and its waivers, as set forth in the Multiparty Guaranty, of each and every one of the possible defenses to such obligations, and (c) reaffirms that its obligations under the Multiparty Guaranty are separate and distinct from the respective obligations of the Company under the Agreement and the Notes.

MATSON NAVIGATION COMPANY, INC. a Hawaii corporation

/s/ Joel M. Wine_______________

By: Joel M. Wine

Its: Executive Vice President and Chief Financial Officer

MATSON NAVIGATION COMPANY OF ALASKA, LLC, a Delaware limited liability company

/s/ Joel M. Wine_______________

By: Joel M. Wine

Its: Executive Vice President and Chief Financial Officer

SPAN-ALASKA TRANSPORTATION, LLC, an Alaska limited liability company

/s/ Joel M. Wine_______________

By: Joel M. Wine

Its: Executive Vice President and Chief Financial Officer

Fourth Amendment to

Third Amended and Restated Note Purchase and Private Shelf Agreement

EXHIBIT A

See attached.

Conformed through ~~March 31, 2021~~July 23, 2025 Amendment

MATSON, INC.

$105,000,000 ORIGINAL PRINCIPAL AMOUNT OF SERIES B SENIOR GUARANTEED NOTES DUE 2020

$77,500,000 ORIGINAL PRINCIPAL AMOUNT OF SERIES C-1 SENIOR GUARANTEED NOTES DUE 2023

$55,000,000 ORIGINAL PRINCIPAL AMOUNT OF SERIES C-2 SENIOR GUARANTEED NOTES DUE 2027

$37,500,000 ORIGINAL PRINCIPAL AMOUNT OF SERIES C-3 SENIOR GUARANTEED NOTES DUE 2032

$200,000,000 ORIGINAL PRINCIPAL AMOUNT OF SERIES D SENIOR GUARANTEED NOTES DUE 2031

and

REVOLVING PRIVATE SHELF FACILITY

THIRD AMENDED AND RESTATED NOTE PURCHASE

AND PRIVATE SHELF AGREEMENT

September 14, 2016

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

Schedules and Exhibits

Information Schedule
Purchaser Schedules
Exhibit A-1	—	Form of Series D Note
Exhibit A-2	—	Form of Shelf Note
Exhibit B	—	Form of Funding Instruction Letter
Exhibit C	—	Form of Request for Purchase
Exhibit D	—	Form of Confirmation of Acceptance
Exhibit E-1	—	Form of Security Agreement
Exhibit E-2	—	Form of Security Agreement
Schedule 4A(3)	—	Required Prepayments of Series D Notes
Schedule 6C(1)	—	Existing Liens
Schedule 8A	—	Material Subsidiaries/Material Domestic Subsidiaries
Schedule 8G	—	Agreements Restricting Incurrence of Debt

iii

MATSON, INC.

1411 Sand Island Parkway

Honolulu, Hawaii 96819

As of September 14, 2016

PGIM, Inc.

Each Prudential Affiliate (as hereinafter defined) which is

a signatory of this Agreement or becomes bound by certain

provisions of this Agreement as hereinafter provided

c/o Prudential Capital Group
2029 Century Park East, Suite 715
Los Angeles, CA 90067

Ladies and Gentlemen:

The undersigned, Matson, Inc., a Hawaii corporation (the “Company”), hereby agrees with you as set forth below.

1.BACKGROUND; EXISTING NOTES; AUTHORIZATION OF NOTES.

1A.Amendment and Restatement.  Effective as of the satisfaction of each condition precedent set forth in paragraph 3A, this Agreement amends, restates and replaces in its entirety that certain Second Amended and Restated Note Agreement, dated as of June 4, 2012 (as amended, supplemented or otherwise modified immediately prior to the time of such effectiveness, the “Prior Agreement”), by and between the Company, on the one hand, and the holders of the Series B Notes and the Series C Notes, on the other hand.

Certain capitalized terms used in this Agreement are defined in paragraph 10; references to a “paragraph” are, unless otherwise specified, to one of the paragraphs of this Agreement, and references to an “Exhibit” or “Schedule” are, unless otherwise specified, to one of the exhibits or schedules to this Agreement.

1B.Existing Notes.  Pursuant to the Original Agreement, Matson Navigation issued its 4.79% Series B Senior Secured Notes due May 19, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Series B Notes”, such term to include any such notes issued in substitution or exchange therefor pursuant to paragraph 11D of the Original Agreement, the Prior Agreement or this Agreement) in the aggregate original aggregate principal amount of $105,000,000.  Effective as of June 29, 2012:  (i) the coupon of the Series B Notes was adjusted and fixed to 5.79% per annum, (ii) all Collateral (as defined in the Original Agreement) was released, (iii) Matson Navigation assigned and delegated to the Company, and the Company accepted such assignment and delegation of, all of Matson Navigation’s rights and obligations in, to and under the Series B Notes, and (iv) the holders of the Series B Notes received the benefit of the guaranty provided by the Guarantors under the Multiparty Guaranty.

Pursuant to the Prior Agreement, on June 29, 2012 the Company issued:  (i) its 3.66% senior guaranteed promissory notes due June 29, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Series C-1 Notes”, such term to include any such notes issued in substitution or exchange therefor pursuant to paragraph 11D of the Prior Agreement or this Agreement) in the original aggregate principal amount of $77,500,000; (ii) its 4.16% senior guaranteed promissory notes due June 29, 2027 (as amended, restated, supplemented or otherwise modified from time to time, the “Series C-2 Notes”, such term to include any such notes issued in substitution or exchange therefor pursuant to paragraph 11D of the Prior Agreement or this Agreement) in the original aggregate principal amount of $55,000,000; and (iii) its 4.31% senior guaranteed promissory notes due June 29, 2032 (as amended, restated, supplemented or otherwise modified from time to time, the “Series C-3 Notes”, such term to include any such notes issued in substitution or exchange therefor pursuant to paragraph 11D of the Prior Agreement or this Agreement) in the original aggregate principal amount of $37,500,000.  The Series C-1 Notes, the Series C-2 Notes and the Series C-3 Notes are referred to collectively herein as the “Series C Notes” and the term “Series C Note” refers to any one of them.

1C.Authorization of Issue of Series D Notes.  The Company has authorized the issue of its 3.14% senior guaranteed promissory notes due September 14, 2031 (as amended, restated, supplemented or otherwise modified from time to time, the “Series D Notes”, such term to include any such notes issued in substitution or exchange therefor pursuant to paragraph 11D of this Agreement) in the aggregate principal amount of $200,000,000, to be dated the date of issue thereof, and to be substantially in the form of Exhibit A-1 attached hereto.

1D.Authorization of Issue of Shelf Notes.  The Company may authorize the issue of its senior guaranteed promissory notes (as amended, restated, supplemented or otherwise modified from time to time, the “Shelf Notes”, such term to include any such notes issued in substitution or exchange therefor pursuant to paragraph 11D of this Agreement), to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than thirty years from the date of original issuance, to have an average life, in the case of each Shelf Note so issued, of no more than fifteen years, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to paragraph 2B(5), and to be substantially in the form of Exhibit A-2 attached hereto.  The Series B Notes, the Series C Notes, the Series D Notes and the Shelf Notes are referred to collectively as the “Notes” and the term “Note” refers to any one of them.  Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Note issued in substitution or exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.

1E.Interest Enhancement Payments. In addition to interest (including, if applicable, the default rate) accruing on each Note, the Company agrees to pay from time to time to the holder of such Note a fee (any payment from time to time of such fee being referred to as an “Interest Enhancement Payment”) with respect to each fiscal quarter.  Payment of each Interest Enhancement Payment shall be made in the manner specified in this Agreement for interest payments upon such Note.  Each Interest Enhancement Payment shall be a dollar amount equal to (a) the product obtained by multiplying (i) the Applicable Number (as defined below) for such fiscal quarter times (ii) the Weighted Dollar Average (as defined below) of the principal balance of such Note during the fiscal quarter to which the Interest Enhancement Payment relates and (b) dividing the product thus obtained by four.  The Interest Enhancement Payment for each applicable fiscal quarter shall be payable in arrears (and shall be fully earned and non-refundable) upon the earlier of (I) fifteen days after the date upon which the financial statements (and the Officer’s Certificate required to accompany such financial statements, which Officer’s Certificate shall, in addition to the other matters certified therein, set forth a computation of the Interest Enhancement Payment for each Note for the applicable fiscal quarter) for such fiscal quarter are required to be delivered under paragraph 5A(i) (or paragraph 5A(ii) if the applicable fiscal quarter is the last fiscal quarter in a fiscal year) and (II) the actual delivery date of such financial statements and such Officer’s Certificate for such fiscal quarter.  If the Company fails to deliver financial statements (or the accompanying Officer’s Certificate) under paragraphs 5A(i) or (ii) for any fiscal quarter or fiscal year by the fifteenth day after the date such delivery is due, then the Company shall be deemed to owe the Interest Enhancement Payment for the applicable fiscal quarter (based on the Applicable Number, as determined in the next succeeding paragraph) assuming that the Consolidated Leverage Ratio was greater than 3.25 to 1.00 at the end of such fiscal quarter or fiscal year, and shall make the payment required for such fiscal quarter on the date due pursuant to the immediately preceding sentence.

As used in this paragraph 1E:  (a) the “Applicable Number” shall mean (i) .0025 if the Consolidated Leverage Ratio was greater than 3.25 to 1.00 at the end of such fiscal quarter, or (ii) zero if the Consolidated Leverage Ratio was equal to or less than 3.25 to 1.00 at the end of such fiscal quarter; and (b) the “Weighted Dollar Average” shall mean, for any Note with respect to any fiscal quarter, (i) the sum of the principal amounts outstanding of such Note at the end of each calendar day during such fiscal quarter, divided by (ii) the number of calendar days during such fiscal quarter.

Notwithstanding anything to the contrary in the preceding portions of this paragraph 1E:  (i) concurrent with the time when the remaining outstanding principal amount of such Note has become due and payable (whether at the scheduled final maturity thereof, upon any acceleration of the maturity thereof or otherwise) the Interest Enhancement Payment shall be payable in arrears (and shall be fully earned and non-refundable) for (a) the full fiscal quarter immediately preceding such time (but only if the Interest Enhancement Payment has not otherwise become payable at such time pursuant to the first paragraph of this paragraph 1E) based on the most recent Applicable Number available at such time, and (b) the portion of the current fiscal quarter through such time based on the most recent Applicable Number available at such time, and ratably adjusted for the portion of such fiscal quarter that has elapsed at such time; (ii) if any such Officer’s Certificate erroneously indicates (as reasonably determined by the Required Holders) an Applicable Number more favorable to the Company (due to an incorrect calculation of the Consolidated Leverage Ratio) than should be afforded by the actual calculation of such Consolidated Leverage Ratio, then the Company shall promptly pay such additional Interest Enhancement Payment as is required to correct such error; and (iii) the acceptance of any Interest Enhancement Payment by any holder of a Note shall not constitute a waiver of any Default or Event of Default, including any breach of the Consolidated Leverage Ratio.

2.PURCHASE AND SALE OF NOTES.

2A.Purchase and Sale of Series D Notes.  The Company hereby agrees to sell to each Series D Note Purchaser and, subject to the terms and conditions herein set forth, each Series D Note Purchaser agrees to purchase from the Company the aggregate principal amount of Series D Notes set forth opposite such Purchaser’s name in the Purchaser Schedules attached hereto at 100% of such aggregate principal amount.  At a closing on September 14, 2016 (the “Series D Closing Day”) the Company will deliver to each Series D Note Purchaser, at the offices of Vedder Price P.C. at 275 Battery Street, Suite 2464, San Francisco, CA 94111, one or more Series D Notes, registered in such Purchaser’s name (or, if specified in the Purchaser Schedule, in the name of the nominee for such Purchaser specified in the Purchaser Schedule), evidencing the aggregate principal amount of Series D Notes to be purchased by such Purchaser and in the denomination or denominations specified with respect to such Purchaser in the Purchaser Schedule against payment of the purchase price thereof by transfer of immediately available funds, for credit to such account or accounts as shall be specified in a letter on the Company’s letterhead, in substantially the form of Exhibit B attached hereto, from the Company to the Series D Note Purchasers delivered prior to the Series D Closing Day.

2B.Purchase and Sale of Shelf Notes.

2B(1).Facility.  Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential and Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement.  The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility”.  At any time, (i) $425,000,000, minus (ii) the aggregate principal amount of the Notes then outstanding and all other notes issued and sold under any other agreement by the Company or any Subsidiary and held by Prudential or any Prudential Affiliate which are then outstanding, minus (iii) the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “Available Facility Amount” at such time.  NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.  Notwithstanding anything to the contrary appearing herein, in no event shall any Note be purchased under the Facility by a Prudential Affiliate described in clause (i) of the definition thereof if, upon giving effect to such purchase and the use of proceeds thereof, the aggregate principal amount of all Notes and any other notes of the Company or any Subsidiary then outstanding and held by all Prudential Affiliates described in such clause, would exceed $325,000,000.

2B(2).Issuance Period.  Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement (or if such anniversary is not a Business Day, the Business Day next preceding such anniversary) and (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day).  The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

2B(3).Request for Purchase.  The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”).  Each Request for Purchase shall be made to Prudential by telefacsimile or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $10,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities, principal prepayment dates and amounts and interest payment periods (quarterly or semiannual in arrears) of the Shelf Notes covered thereby, (iii) specify the use of proceeds of such Shelf Notes, (iv) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 5 Business Days after the making of such Request for Purchase and not more than 90 days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase price of such Shelf Notes is to be transferred on the Closing Day for such purchase and sale, (vi) certify that the representations and warranties contained in paragraph 8 are true on and as of the date of such Request for Purchase (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true on and as of such earlier date) and that there exists on the date of such Request for Purchase no Event of Default or Default, and (vii) be substantially in the form of Exhibit C.  Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential.

2B(4).Rate Quotes.  Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to paragraph 2B(3), Prudential may, but shall be under no obligation to, provide to the Company by telephone or telefacsimile, in each case between 9:30 a.m. and 1:30 p.m. New York City local time (or such later time as Prudential may elect) interest rate quotes for the several principal amounts, maturities, principal prepayment schedules, and interest payment periods of Shelf Notes specified in such Request for Purchase.  Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which Prudential or a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

2B(5).Acceptance.  Within two minutes after Prudential shall have provided any interest rate quotes pursuant to paragraph 2B(4), or such shorter period as Prudential may specify to the Company (such period herein called the “Acceptance Window”), the Company may, subject to paragraph 2B(6), elect to accept such interest rate quotes as to not less than $10,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase.  Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone or telefacsimile within the Acceptance Window that the Company elects to accept such interest rate quotes, specifying the financial terms referred to in clause (ii) of paragraph 2B(3) with respect to such Shelf Notes (each such Note being herein called an “Accepted Note”) as to which such acceptance (herein called an “Acceptance”) relates.  The day the Company notifies an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes.  Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes.  Subject to paragraph 2B(6) and the other terms and conditions hereof, the Company agrees to sell to Prudential or a Prudential Affiliate, and Prudential agrees to purchase, or to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Shelf Notes.  As soon as practicable following the Acceptance Day, the Company, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit D (herein called a “Confirmation of Acceptance”).  If the Company should fail to execute and return to Prudential within three Business Days following receipt thereof from Prudential of a Confirmation of Acceptance with respect to any Accepted Notes, Prudential may at its election at any time prior to its receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

2B(6).Market Disruption.  Notwithstanding the provisions of paragraph 2B(5), if Prudential shall have provided interest rate quotes pursuant to paragraph 2B(4) and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with paragraph 2B(5) the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives, then such interest rate quotes shall expire, and no purchase or sale of Notes hereunder shall be made based on such expired interest rate quotes.  If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this paragraph 2B(6) are applicable with respect to such Acceptance.

2(B)(7).Facility Closings.  Not later than 1:30 p.m. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed on the Purchaser Schedule relating thereto at the offices of Vedder Price P.C., 275 Battery Street, Suite 2464, San Francisco, CA 94111 the Accepted Notes to be purchased by such Purchaser on such Closing Day in the form of one or more Notes in authorized denominations as such Purchaser may request, dated the applicable Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the account specified by the Company in the Request for Purchase relating to such Notes.  If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Notes as provided above in this paragraph 2(B)(7), or any of the conditions specified in paragraph 3B shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 2:30 p.m., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in paragraph 3B on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with paragraph 2B(8)(iii) or (ii) such closing is to be canceled.  In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 2:30 p.m., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled.  Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any Notes on more than one occasion, unless Prudential shall have otherwise consented in writing.

2B(8).Fees.

2B(8)(i).Structuring Fee.  In consideration for the time, effort and expense involved in the preparation, negotiation and execution of this Agreement, the Company will pay to or as directed by Prudential on the Series D Closing Day a fully earned and non-refundable fee in the aggregate amount of $25,000 (herein called the “Structuring Fee”).

2B(8)(ii).[Intentionally Omitted].

2B(8)(iii).Delayed Delivery Fee.  If the closing of the purchase and sale of any Accepted Notes is delayed for any reason beyond the original Closing Day therefor, the Company agrees to pay to (or as directed by) Prudential on the Cancellation Date or actual closing date of such purchase and sale, a fee (herein called the “Delayed Delivery Fee”) calculated as follows:

(BEY - MMY) x DTS/360 x PA

where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Note, “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential on the date Prudential receives notice of the delay in the closing for such Note having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day (a new alternative investment being selected by Prudential each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day with respect to such Note to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made.  In no case shall the Delayed Delivery Fee be less than zero.  Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the original Closing Day for such Note, as the same may be rescheduled from time to time in compliance with paragraph 2B(7).

2B(8)(iv).Cancellation Fee.  If (a) the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or (b) if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of paragraph 2B(5) or the penultimate sentence of paragraph 2B(7) that the closing of the purchase and sale of any Accepted Note is to be canceled, or (c) the closing of the purchase and sale of any Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company agrees to pay to Prudential in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:

PI x PA

where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s)

on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning ascribed to it in paragraph 2B(8)(iii).  The foregoing bid and ask prices shall be as reported by such publicly available source of such market data as is then customarily utilized by Prudential.  Each price shall be based on a U.S. Treasury security having a par value of $100.00 and shall be rounded to the second decimal place.  In no case shall the Cancellation Fee be less than zero.

3.CONDITIONS.  The effectiveness of this Agreement and the amendment and restatement of the Prior Agreement effected hereby is subject to the satisfaction of the conditions set forth in paragraph 3A, and the obligation of any Purchaser to purchase and pay for the Series D Notes or any Shelf Notes to be purchased by such Purchaser is subject to the satisfaction, on or before the applicable Closing Day, of the conditions set forth in paragraph 3B:

3A.CONDITIONS TO EFFECTIVENESS OF AGREEMENT.

3A(1).This Agreement; Reaffirmation.  Each of the parties hereto shall have duly executed and delivered this Agreement, and each Guarantor shall have executed and delivered the reaffirmation of its obligations under the Multiparty Guaranty set forth below the signature blocks of the parties hereto.

3A(2).Other Amendment(s).  The Company shall have delivered to Prudential a copy of any fully executed modification to the Bank Credit Agreement or any Other Note Agreement if any such modification corresponds or otherwise relates to the modifications effected in this Agreement.

3A(3).Designation under Intercreditor Agreement.  Prudential shall have received a copy of the Company’s written designation of the holders of the Series B Notes, the Series C Notes and the Series D Notes as “Additional Creditors” (as defined in the Intercreditor Agreement), together with a Counterpart (as defined in the Intercreditor Agreement) executed by each such holder, with each of the foregoing having been prepared and delivered in accordance with Section 10 of the Intercreditor Agreement.

3A(4).Fees and Expenses.  Without limiting the provisions of paragraph 11B hereof, the Company shall have paid in immediately available funds (i) the Structuring Fee, and (ii) the reasonable and documented fees, charges and disbursements of special counsel to the Purchasers to the extent invoiced by no later than one (1) day prior to the date of this Agreement.

3B.CONDITIONS TO EACH CLOSING.

3B(1).Certain Documents.  Each Purchaser shall have received the following, each dated the applicable Closing Day (unless otherwise specified):

(i)the Note(s) to be purchased by such Purchaser;

(ii)a copy of the Company’s written designation of the holders of the Notes to be purchased and sold on the applicable Closing Day (other than the Series D Closing Day) as “Additional Creditors” (as defined in the Intercreditor Agreement), together with a Counterpart (as defined in the Intercreditor Agreement) executed by each such holder, with each of the foregoing having been prepared and delivered in accordance with Section 10 of the Intercreditor Agreement;

(iii)a favorable opinion of (a) Gibson, Dunn & Crutcher LLP, special counsel to the Credit Parties, in form and substance satisfactory to such Purchaser, and (b) Goodsill Anderson Quinn & Stifel, special counsel to the Credit Parties, in form and substance satisfactory to such Purchaser, (the Company hereby directs each such counsel to deliver such opinion, agrees that the issuance and sale of any Notes will constitute a reconfirmation of such direction, and understands and agrees that each Purchaser receiving such an opinion is hereby authorized to rely on such opinion);

(iv)a favorable opinion of Vedder Price P.C., special counsel to the Purchasers, satisfactory to such Purchaser as to such matters incident to the matters herein contemplated as it may reasonably request;

(v)certified copies of the resolutions of the Board of Directors (or Board of Managers or other similar authorizing body) of each Credit Party authorizing the execution and delivery of the Transaction Documents to which such Person is a party (including, in the case of the Company, the issuance, execution and delivery of the applicable Series of Notes), and of all documents evidencing other necessary corporate or similar action and governmental approvals, if any, with respect to this Agreement, the Notes and the other Transaction Documents;

(vi)a certificate of the Secretary or an Assistant Secretary and one other officer of each Credit Party certifying the names and true signatures of the officers of such Person authorized to sign the Transaction Documents to which such Person is a party and the other documents to be delivered hereunder, or a certificate of a Responsible Officer certifying that there have been no changes to such officers since the last date of delivery to the Purchasers;

(vii)certified copies of the articles of incorporation and bylaws (or similar constitutive documents) of each Credit Party, or a certificate of a Responsible Officer certifying that there have been no changes to such documents since the last date of delivery to the Purchasers;

(viii)a good standing certificate for each Credit Party from the secretary of state of the state of its formation (and, in the case of Matson Navigation, the State of California), in each case dated as of a recent date and such other evidence of the status of each Credit Party as such Purchaser may reasonably request; and

(ix)additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser.

3B(2).Representations and Warranties; No Default.  The representations and warranties of each Credit Party contained in paragraph 8 hereof and in each other Transaction Document shall be true on and as of the applicable Closing Day (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true on and as of such earlier date); there shall exist on such Closing Day no Event of Default or Default; and the Company shall have delivered to each Purchaser an Officer’s Certificate, dated such Closing Day, to such effects.

3B(3).Purchase Permitted by Applicable Laws.  The purchase of and payment for the applicable Series of Notes to be purchased by each Purchaser thereof on the terms and conditions herein provided (including the use of the proceeds of such Series of Notes by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition.  This paragraph 3B(3) is a closing condition and shall not be construed as a tax indemnity.

3B(4).Fees and Expenses.  Without limiting the provisions of paragraph 11B hereof, the Company shall have paid the reasonable and documented fees, charges and disbursements of special counsel to the Purchasers to the extent invoiced by no later than one (1) day prior to the applicable Closing Day.

4.PREPAYMENTS.  The Notes shall be subject to required prepayment as and to the extent provided in paragraph 4A.  The Notes shall also be subject to prepayment under the circumstances set forth in paragraph 4B.  Any prepayment made by the Company pursuant to any other provision of this paragraph 4 shall not reduce or otherwise affect its obligation to make any required prepayment as specified in paragraph 4A.

4A.Required Prepayments of Notes.

4A(1).Series B Notes.  Until the Series B Notes shall be paid in full, the Company shall apply to the prepayment thereof, without premium, the sum of $3,500,000 on May 19 and November 19 in each of the years 2005 to 2019, inclusive, and such principal amounts of the Series B Notes, together with interest thereon to the prepayment dates, shall become due on such prepayment dates.  The remaining outstanding principal amount of the Series B Notes, together with any accrued and unpaid interest thereon, shall become due on May 19, 2020, the maturity date of the Series B Notes.

4A(2).Series C Notes.  (1) Until the Series C-1 Notes shall be paid in full, the Company shall apply to the prepayment thereof, without premium, the sum of $4,558,823.53 on each June 29 and December 29, beginning on June 29, 2015 through and including December 29, 2022, and such principal amounts of the Series C-1 Notes, together with interest thereon to the prepayment dates, shall become due on such prepayment dates.  The remaining outstanding principal amount of the Series C-1 Notes, together with any accrued and unpaid interest thereon, shall become due on June 29, 2023, the maturity date of the Series C-1 Notes.

(ii)Until the Series C-2 Notes shall be paid in full, the Company shall apply to the prepayment thereof, without premium, the sum of $2,619,047.62 on each June 29 and December 29, beginning on June 29, 2017 through and including December 29, 2026, and such principal amounts of the Series C-2 Notes, together with interest thereon to the prepayment dates, shall become due on such prepayment dates.  The remaining outstanding principal amount of the Series C-2 Notes, together with any accrued and unpaid interest thereon, shall become due on June 29, 2027, the maturity date of the Series C-2 Notes.

(iii)Until the Series C-3 Notes shall be paid in full, the Company shall apply to the prepayment thereof, without premium, the sum of $1,209,677.42 on each June 29 and December 29, beginning on June 29, 2017 through and including December 29, 2031, and such principal amounts of the Series C-3 Notes, together with interest thereon to the prepayment dates, shall become due on such prepayment dates.  The remaining outstanding principal amount of the Series C-3 Notes, together with any accrued and unpaid interest thereon, shall become due on June 29, 2032, the maturity date of the Series C-3 Notes.

4A(3).Series D Notes.  Until the Series D Notes shall be paid in full, the Company shall apply to the prepayment thereof, without premium, on each March 14 and September 14, beginning on March 14, 2019 through and including March 14, 2031, the applicable amount specified to be prepaid on each such payment date and set forth on Schedule 4A(3), and such principal amounts of the Series D Notes, together with interest thereon to the prepayment dates, shall become due on such prepayment dates.  The remaining outstanding principal amount of the Series D Notes, together with any accrued and unpaid interest thereon, shall become due on September 14, 2031, the maturity date of the Series D Notes.

4A(4).Shelf Notes.  Until paid in full, each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series, and such principal amounts of such Series of Notes, together with interest thereon to the prepayment dates, shall become due on such prepayment dates.  The remaining outstanding principal amount of each Series of Shelf Notes shall become due on the stated maturity date thereof.

4B.Optional Prepayment with Yield-Maintenance Amount.  The Notes of each Series shall be subject to prepayment, in whole at any time or from time to time in part (in integral multiples of $100,000 and in a minimum amount of $1,000,000), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note.  Any partial prepayment of a Series of the Notes pursuant to this paragraph 4B shall be applied in satisfaction of required payments of principal in inverse order of their scheduled due dates.

4C.Notice of Optional Prepayment.  The Company shall give the holder of each Note of a Series to be prepaid pursuant to paragraph 4B irrevocable written notice of such prepayment not less than five Business Days prior to the prepayment date, specifying such prepayment date, the aggregate principal amount of the Notes of such Series to be prepaid on such date, the principal amount of the Notes of such Series held by such holder to be prepaid on that date and that such prepayment is to be made pursuant to paragraph 4B.  Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, herein provided, shall become due and payable on such prepayment date.  The Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4B, give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each

Significant Holder which shall have designated a recipient for such notices in the Purchaser Schedule attached hereto (in the case of the Series D Notes), in the most recent Purchaser Schedule for such Significant Holder (in the case of all other Series of Notes) or by notice in writing to the Company.  Notwithstanding the foregoing, any notice of prepayment of the Notes in whole given by the Company may state that such prepayment notice is conditioned upon the effectiveness of other credit facilities or capital raising, in which case such notice may be revoked by the Company (by notice to the holders on or prior to the specified effective date) if such condition is not satisfied.

4D.Application of Prepayments.  In the case of each prepayment of less than the entire unpaid principal amount of all outstanding Notes of any Series pursuant to paragraph 4A(1), 4A(2) or 4(A)(3) or 4B, the amount to be prepaid shall be applied pro rata to all outstanding Notes of such Series (including, in the case of prepayments pursuant to paragraph 4A(1), 4A(2) or 4A(3) for the purpose of this paragraph 4D only, all Notes of such Series prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or any other Affiliates other than by prepayment pursuant to paragraph 4A or 4B) according to the respective unpaid principal amounts thereof.

4E.Retirement of Notes.  The Company shall not, and shall not permit any of its Subsidiaries or any other Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraphs 4A or 4B, or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes of any Series held by any holder unless the Company or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes of such Series held by each other holder of Notes of such Series at the time outstanding upon the same terms and conditions.  Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or other Affiliates shall not be deemed to be outstanding for any purpose under this Agreement, except as provided in paragraph 4D.

5.AFFIRMATIVE COVENANTS.  During the Issuance Period and so long thereafter as any Note or amount due hereunder or under any other Transaction Document (other than any contingent indemnification obligation) is outstanding or unpaid, the Company covenants as follows:

5A.Financial Statements.  The Company covenants that it will deliver to each holder of the Notes:

(i)as soon as practicable and in any event within 60 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year (or if earlier, 5 days after the date required to be filed with the SEC), consolidated statements of income and cash flows of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of the Company, subject only to changes resulting from year-end adjustments;

(ii)as soon as practicable and in any event within 120 days after the end of each fiscal year (or if earlier, 5 days after the date required to be filed with the SEC), consolidated statements of income and cash flows of the Company and its Subsidiaries for such year and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding figures from the preceding annual audit, certified by independent public accountants of recognized national standing whose opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, provided that, so long as the Bank Credit Agreement shall have a similar provision, it shall not be a violation of this clause (ii) if the opinion accompanying the financial statements for the last fiscal year prior to the Maturity Date (as defined in the Bank Credit Agreement) is subject to a “going concern” or like qualification solely as a result of the impending maturity of the Loans (as defined in the Bank Credit Agreement);

(iii)promptly upon transmission thereof, copies of all such financial, proxy and information statements, notices and other reports as are sent to the Company’s public stockholders and copies of all registration statements (without exhibits) and all reports which are filed with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

(iv)promptly upon receipt thereof, a copy of each other material report submitted to the Company or any of its Subsidiaries by independent accountants in connection with any material annual, interim or special audit made by them of the books of the Company or such Subsidiary;

(v)promptly after the furnishing thereof, copies of any certificate, statement or report furnished to any other lender to, or holder of the debt securities of, the Company pursuant to the terms of any indenture, loan, credit or similar agreement or instrument and not otherwise required to be furnished to the holders of the Notes pursuant to any other clause of this paragraph 5A; and

(vi)with reasonable promptness, such other financial data as any holder of Notes may reasonably request.

The documents required to be delivered by clauses (i), (ii) and (iii) above (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Company shall provide each holder of Notes (by electronic mail at such holder’s electronic mail address as set forth on the Purchaser Schedule for such holder or at such other electronic mail address as any such Purchaser shall have specified to the Company in writing) with an electronic link to such documents.

Together with each delivery of financial statements required by clauses (i) and (ii) above, the Company will deliver to each holder of Notes an Officers’ Certificate (a) demonstrating (with computations in reasonable detail) compliance with the covenants in paragraphs 6A(1), 6A(2), 6A(3), 6C(4) and 6C(6) (including with respect to each such covenant, where applicable, a reconciliation from GAAP, as reflected in the financial statements then being furnished, to the calculation of such financial covenants, after giving effect to any change in accounting for Capitalized Lease Obligations which has occurred after September 14, 2016), (b) listing each Material Subsidiary (and identifying whether or not such Material Subsidiary is a Domestic Material Subsidiary) as of the end of the applicable period to which the accompanying financial statements pertain and (c) stating that there exists no Default or Event of Default, or if any Default or Event of Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.

The Company also covenants that forthwith upon a Responsible Officer of the Company obtaining actual knowledge of an Event of Default or Default, it will deliver to each holder of Notes an Officers’ Certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.

5B.Inspection of Property.  The Company covenants that it will permit any Person designated by any Significant Holder in writing, at such Significant Holder’s expense, to visit and inspect any of the properties of the Company and its Subsidiaries, to examine their books and financial records and to make copies thereof or extracts therefrom and to discuss their affairs, finances and accounts with the principal officers and the Company’s independent certified public accountants, all at such reasonable times and as often as such Significant Holder may reasonably request; provided that a principal financial officer of the Company shall have reasonable prior notice of, and may elect to be present during, discussions with the Company’s independent public accountants.

5C.Information Required by Rule 144A.  The Company covenants that it will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to and in compliance with the reporting requirements of section 13 or 15(d) of the Exchange Act.  For the purpose of this paragraph 5C, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

5D.Maintenance of Properties; Insurance.  The Company covenants that it shall, and shall cause its Subsidiaries to (i) maintain or cause to be maintained in good repair, working order and condition all material properties used or useful at that time in its business and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof and (ii) maintain insurance with reputable and financially sound insurers in such amounts and against such liabilities and hazards as is customarily maintained by other companies operating similar businesses.

5E.United States Citizen.  The Company covenants that it will, and will cause each of its Subsidiaries that owns or operates any Vessel, at all times to preserve and maintain its status as a Section 2 Citizen.

5F.Environmental and Safety Laws.

(a)The Company shall deliver promptly to each holder of any Notes notice of (i) any material enforcement, cleanup, removal or other material governmental or regulatory action instituted or, to the Company’s best knowledge, threatened against the Company or any Material Subsidiary pursuant to any Environmental and Safety Laws, (ii) all material Environmental Liabilities and Costs against or in respect of the Company or any Material Subsidiary or any of their respective material properties and (iii) the Company’s or any Material Subsidiary’s discovery of any occurrence or condition on any material real property adjoining or in the vicinity of any of its properties that the Company or such Material Subsidiary has reason to believe would cause such property or any material part thereof to be subject to any material restrictions on its ownership, occupancy, transferability or use under any Environmental and Safety Laws.

(b)The Company shall, and shall cause its Material Subsidiaries to, keep and maintain its properties and conduct its and their operations in compliance in all material respects with all applicable Environmental and Safety Laws except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

5G.Equal and Ratable Liens.  If the Company or any of its Subsidiaries shall create, assume or otherwise incur any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 6C(1) (including in such permitted Liens, without limitation, Liens securing Title XI Debt to the extent such Title XI Debt is permitted Priority Debt), then the Company will make, or will cause its Subsidiaries to make, effective provision whereby the obligations evidenced by the Notes and under the other Transaction Documents will be secured by such Liens equally and ratably with any and all other Debt thereby secured so long as any such other Debt shall be so secured pursuant to an agreement or agreements (including security agreements and similar collateral documents and an intercreditor agreement) reasonably acceptable to the Required Holders.

5H.Subsequent Guarantors; Release of Guarantors.  (a)  Together with each delivery of financial statements required by paragraphs 5A(i) or (ii), the Company shall notify the holders of the Notes in writing if any Subsidiary has become a Material Domestic Subsidiary.  The Company covenants that, upon the earlier of (i) 30 days after any notice referred to in the immediately preceding sentence (or such longer period as determined in writing by the Required Holders in their sole discretion) if such Subsidiary is not a Guarantor at such time, and (ii) such time as any Person becomes a guarantor or other obligor under the Bank Credit Agreement or any Other Note Agreement, the Company shall cause such Person to (1) become a party to each of the Multiparty Guaranty and the Indemnity and Contribution Agreement by executing and delivering to the holders of the Notes a joinder or counterpart to the Multiparty Guaranty and the Indemnity and Contribution Agreement, and (2) deliver to the holders of the Notes such organization documents, resolutions and favorable opinions of counsel, all in form, content and scope similar to those delivered on the Series D Closing Day or otherwise reasonably satisfactory to the Required Holders.  Notwithstanding anything to the contrary in clause (i) of the second sentence of this paragraph 5H(a), the Company will be deemed to have complied with the requirements of clause (i) of the second sentence of this paragraph 5H(a) with respect to the Subsidiaries of the Company acquired pursuant to that certain Membership Interest Purchase Agreement dated as of July 18,

2016 between Matson Logistics, Inc. as buyer and Span Holdings, LLC as seller, if, on or before the date that is 30 days after delivery pursuant to Section 5A(i) of the financial statements for the fiscal quarter ended September 30, 2016 (or such longer period as determined in writing by the Required Holders in their sole discretion), the Company shall cause each of such applicable Subsidiaries to comply with the requirements set forth in clauses (1) and (2) of the second sentence of this paragraph 5H(a).

(b)If (i) any Guarantor ceases to be a Material Domestic Subsidiary (based on the most recent financial statements delivered to the holders of the Notes pursuant to paragraphs 5A(i) or (ii)), or (ii) if any Person which has become a Guarantor by virtue of clause (ii) of the second sentence of paragraph 5H(a) (and which is not at the applicable time of determination a Material Domestic Subsidiary (based on the most recent financial statements delivered to the holders of the Notes pursuant to paragraphs 5A(i) or (ii))) ceases to be required to be a guarantor or other obligor of the credit facilities under the Bank Credit Agreement and each Other Note Agreement, and if, in the case of either of the immediately preceding clause (i) or (ii), after giving effect to the release of such Guarantor of its obligations under the Multiparty Guaranty, no Default or Event of Default would exist, then the Company may deliver to each holder of Notes a certificate of a Responsible Officer as to the foregoing requirements and, upon the later of (x) such delivery and (y) concurrently with such time as that Guarantor has been released from all of its obligations as a guarantor or other obligor of the credit facilities under the Bank Credit Agreement and each Other Note Agreement, that Guarantor shall be released automatically from all of its obligations under the Multiparty Guaranty and the Indemnity and Contribution Agreement, without further approval or action by any holder of Notes; provided that if any consideration is given to any party to the Bank Credit Agreement or any Other Note Agreement for such release of such Guarantor, then the holders of the Notes shall be paid an amount equal to their ratable share of such consideration concurrently therewith.

5I.Collateral.  At any time and from time to time, at the written election of the Company delivered to the holders of the Notes (a “Collateral Election”), the Company shall deliver to the Collateral Agent, or shall cause Matson Navigation and/or one or more other Guarantors, as applicable, to deliver to the Collateral Agent, effective on such date or on a Business Day thereafter as specified in the Collateral Election:  (i) one or more Security Agreements (each duly executed by the applicable grantor under such Security Agreement) and such other documents as are necessary for the due perfection of the Collateral Agent’s Lien in the applicable Collateral; and (ii) upon the original execution of each Security Agreement, resolutions in form and substance relating thereto reasonably satisfactory to the Required Holders and the Collateral Agent; provided that at any time the Credit Parties have granted a Lien on the Collateral under the Bank Credit Agreement, the Company shall be required to deliver such documentation as is necessary to perfect the Collateral Agent’s Lien on such Collateral on a pari passu basis.  In addition, from time to time on or after the date hereof the Company may enter into additional note purchase and/or credit agreements with lenders which are not party to the Intercreditor Agreement as of the date hereof for purpose of such additional note purchase and/or credit agreements, and the Company may designate, at the written election of the Company delivered to the holders of the Notes, such lenders to become parties to the Intercreditor Agreement.  Notwithstanding the foregoing, so long as no Default has occurred and is continuing, the Company may, at any time and from time to time, by written notice thereof of the Company delivered to the holders of the Notes, elect to revoke, or cause Matson Navigation and/or one or more other Guarantors, as applicable, to revoke any prior

Collateral Election with respect to one or more (as applicable) Security Agreements, and the holders of the Notes hereby consent to the Collateral Agent’s delivering, at the expense of the Company, such releases as are necessary to evidence the termination of the applicable Liens~~.~~; provided, however, that any such revocation shall not be effective unless a corresponding revocation is made with respect to each other note purchase and/or credit agreements (including, without limitation, the Bank Credit Agreement).

5J.Rating Confirmation. The Company covenants that it will obtain, by not later than the earlier of June 30, 2018 and the beginning of the Special Relief Period, and thereafter use its reasonable best efforts to cause to be maintained at all times until December 31, 2021, but only if the Consolidated Leverage Ratio is 2.50:1.00 or less as of such date (as reflected in the Officer’s Certificate required to accompany the financial statements for December 31, 2021 delivered pursuant to paragraph 5A(ii)), and otherwise until December 31, 2022, at its sole cost and expense, a Credit Rating from at least one Rating Agency.  On or before November 30 of each year when a Credit Rating is required to be maintained the Company further covenants and agrees it will provide a notice to each of the holders of the Notes sent in the manner provided in paragraph 11I with respect to any then current Credit Ratings.

5K.Most-Favored Lender. If the Company shall at any time on or after March 31, 2020 enter into any modification, amendment or restatement of any of the Bank Credit Agreement, the MetLife Note Agreement or the NYL Note Agreements in any manner which (a) has added or subsequently adds additional financial or negative covenants and/or events of default for the benefit of the lenders under any of such other financing agreements or (b) has made or subsequently makes the financial or negative covenants and/or events of default set forth therein more restrictive on the Company or any Subsidiary than the covenants and/or events of default contained in this Agreement, then such additional or more restrictive financial or negative covenants, events of default and any related definitions (the “Additional Provisions”) shall automatically be deemed to be incorporated into this Agreement by reference and this Agreement shall be deemed to be amended to include such Additional Provisions from the time any such modification, amendment or restatement of such applicable other financing agreement becomes binding upon the Company. Promptly but in no event more than five (5) Business Days following the execution of any agreement providing for Additional Provisions, the Company shall furnish the holders of the Notes with a copy of such agreement. Upon written request of the Required Holders, the Company will enter into an amendment to this Agreement pursuant to which this Agreement will be formally amended to incorporate the Additional Provisions on the terms thereof.

6.NEGATIVE COVENANTS.  During the Issuance Period and so long thereafter as any Note or amount due hereunder or under any other Transaction Document (other than any contingent indemnification obligation) is outstanding or unpaid, the Company covenants as follows:

6A.Financial Covenants.  The Company will not permit:

6A(1).~~Consolidated Interest Coverage Ratio.  The Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Company to be less than 3.50 to 1.00~~[Reserved];

6A(2).Consolidated Leverage Ratio.  The ratio (the “Consolidated Leverage Ratio”) of (a) all Debt of the Company and Subsidiaries on a consolidated basis at any time to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters then or most recently ended to exceed 3.50 to 1.00; provided, however, that in connection with any Acquisition that is not a Hostile Acquisition and that is in an Eligible Business Line for which the aggregate purchase consideration equals or exceeds $75,000,000, the maximum permitted Consolidated Leverage Ratio, at the election of the Company, with prior written notice from the Company to the holders of the Notes, shall increase to 4.00 to 1.00, on one occasion during the term of this Agreement, for the period beginning on the date of the consummation of such Acquisition and continuing until the fourth consecutive fiscal quarter end which occurs on or after the date of the consummation of such Acquisition, provided that the coupon (including the applicable default rate) for each Series of the Notes shall automatically, without further consent or other action of any Person, be deemed to be increased by 0.50% per annum during such period (which increase shall (i) be in addition to the applicable Interest Enhancement Payment that applies during such period or any portion thereof, and (ii) automatically, without further consent or other action of any Person, be deemed to return to the original coupon (including (i) the applicable Interest Enhancement Payment, and (ii) the applicable default rate) after the end of such period); and

6A(3).Priority Debt.  The Company shall not permit:  (i) the principal amount of Priority Debt at any time to exceed 20% of Consolidated Tangible Assets as of the most recently ended fiscal quarter with respect to which financial statements have been delivered pursuant to the requirements of paragraphs 5A(i) or (ii) of this Agreement or the Prior Agreement; ~~provided, that such maximum permitted percentage amount of Priority Debt shall be reduced to 17.5% upon the earlier to occur of (a) such time, if any, as the Company or any of its Subsidiaries acquires two new vessels for which the aggregate purchase consideration for each vessel exceeds $100,000,000 and (b) December 31, 2017;~~ and (ii) the principal amount of Priority Debt that is not Title XI Debt at any time to exceed 10% of Consolidated Tangible Assets as of the most recently ended fiscal quarter with respect to which financial statements have been delivered pursuant to the requirements of paragraphs 5A(i) or (ii) of this Agreement or the Prior Agreement.

6B.Restricted Payments Limitation.  The Company covenants that it will not pay or declare any dividend on any class of stock or make any other distribution on account of any class of its stock, or redeem, purchase or otherwise acquire (or permit any Subsidiary to redeem, purchase or otherwise acquire), directly or indirectly, any shares of the Company’s stock (all of the foregoing being herein called “Restricted Payments”) if at the time any proposed Restricted Payment is to be made, or after giving effect to any proposed Restricted Payment, a Default or an Event of Default exists or would exist.

6C.Lien and Other Restrictions.  The Company covenants that it will not and will not permit any Subsidiary to:

6C(1).Liens.  Create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of the obligations evidenced by the Notes and under the other Transaction Documents in accordance with the provisions of paragraph 5G), except

(i)Liens for taxes not yet delinquent or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP,

(ii)Liens (other than Liens pursuant to ERISA) incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit (including, without limitation, Liens on vessels or equipment (a) for crew and stevedores wages, (b) for salvage and general average, (c) arising by operation of law in the ordinary course of business in operating, maintaining or repairing vessels, and (d) for damages arising from maritime torts which are unclaimed, or which are claimed and are covered by insurance and any deductible applicable thereto), and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business,

(iii)Liens on property or assets of a Subsidiary securing obligations of such Subsidiary to the Company or another Subsidiary,

(iv)Liens encumbering the CCF to the extent incurred to secure the financing by the Company or Matson Navigation of “qualified vessels” as defined in Section 607 of the Merchant Marine Act, 1936, as amended,

(v)Liens existing on the date of this Agreement and listed on Schedule 6C(1), and any renewals or extensions thereof, provided that the property covered thereby is not changed (except for accessions to such property and the proceeds and the products therefrom) and the principal amount of any indebtedness secured thereby is not increased,

(vi)Liens in cash collateral securing contingent reimbursement obligations under standby letters of credit issued pursuant to the Bank Credit Agreement (but excluding any such Liens required pursuant to Section 8.02(c) of the Bank Credit Agreement, as such section was in effect on ~~June 4~~July 23, ~~2012~~2025), provided that (a) no Event of Default or Event of Default (as defined in the Bank Credit Agreement) exists, (b) the aggregate amount of all such cash collateral does not at any time exceed $20,000,000, and (c) such cash collateral does not secure such standby letters of credit for more than 60 consecutive days,

(vii)other Liens securing Debt and other obligations not otherwise permitted by clauses (i) through (vi) above, inclusive; provided that the aggregate amount of all Priority Debt does not, at any time, exceed the level prohibited by paragraph 6A(3), provided further that, notwithstanding the foregoing, the Company shall not, and shall not permit any Subsidiary to, create or permit to exist any Lien on any property securing Debt or letters of credit (to the extent any letters of credit otherwise would not constitute Debt pursuant to the definition of such term) outstanding or issued under the Bank Credit Agreement (other than ~~(x) Collateral and/or (y)~~ Liens permitted pursuant to clause (vi) of this paragraph 6C(1)) unless and until the Notes shall be secured equally and ratably with such Debt and letters of credit pursuant to an agreement or agreements (including security agreements and similar collateral documents and an intercreditor agreement) reasonably acceptable to the Required Holders, provided further still that, notwithstanding anything to the contrary in the immediately preceding proviso, (1) any cash which otherwise would secure the Notes, the notes issued under any Other Note Agreements, and contingent reimbursement obligations under letters of credit issued pursuant to the Bank Credit Agreement may, at the option of the Company, separately secure the Notes, the notes issued under any Other Note Agreements, and the contingent reimbursement obligations under letters of credit issued pursuant to the Bank Credit Agreement so long as the amount of cash which separately secures the Notes at all times equals the amount of cash securing the contingent reimbursement obligations under letters of credit issued under the Bank Credit Agreement and (2) the amount of any cash securing the Notes at any time pursuant to the immediately preceding clause (1) shall not be required to exceed the principal amount of the Notes outstanding at such time,

(viii)(a) other Liens securing obligations that do not constitute Debt, provided that the aggregate amount of such obligations at any time outstanding does not exceed the greater of (x) $~~25,000,000 at any time~~50,000,000 and (y) 5% of Consolidated EBITDA for the most recently ended four fiscal quarters of the Company for which financial statements have been delivered pursuant to this Agreement and (b) other Liens securing obligations that do not constitute Debt provided that the aggregate fair market value (as reasonably determined by the Company acting in good faith) of all assets subject to such ~~Lien~~Liens does not ~~exceed $25,000,000~~at any time exceed the greater of (x) $50,000,000 and (y) 5% of Consolidated EBITDA for the most recently ended four fiscal quarters of the Company for which financial statements have been delivered pursuant to this Agreement,

(ix)any Lien securing obligations ~~that do not constitute Debt~~ existing on any property of any Person at the time it becomes a Subsidiary, or existing prior to the time of acquisition upon any property acquired by the Company or any Subsidiary through purchase, merger or consolidation or otherwise, whether or not assumed by the Company or such Subsidiary; provided that (i) any such Lien shall not encumber any other property of the Company or such Subsidiary (other than proceeds of such acquired property), (ii) the obligations secured by such Lien were not incurred in connection with, or in anticipation or contemplation of, such acquisition or such Person becoming a Subsidiary, and (iii) any such Lien shall not secure the Bank Credit Agreement,

(x)any Lien existing on any property or assets of Matson Alaska or its Subsidiaries immediately prior to the Horizon Acquisition that secures the Horizon Notes; provided that such Lien shall secure only those obligations that it secures on the date of the Horizon Acquisition, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, and

(xi)any Lien created pursuant to any Collateral Document;

6C(2).Sole Borrower Under Bank Credit Agreement.  Modify the Bank Credit Agreement in any manner that would result in any Person other than the Company being a borrower thereunder;

6C(3).Merger.  Enter into any transaction of merger, consolidation or other combination with any other Person; provided that

(i)the Company or any Subsidiary may consummate any merger or consolidation or other combination the sole consequence of which is to (i) reincorporate or reorganize in another jurisdiction in the United States or (ii) with respect to any Subsidiary, change the form of entity;

(ii)any Subsidiary may merge with the Company; provided that the Company shall be the continuing or surviving corporation and immediately after such merger no Event of Default shall exist,

(iii)any Subsidiary may merge with another Subsidiary; provided that if a Material Domestic Subsidiary merges with a Foreign Subsidiary, such Material Domestic Subsidiary shall be the surviving Person and immediately after such merger no Event of Default shall exist, and

(iv)the Company or any Subsidiary may merge, consolidate or combine with any other Person in connection with an Acquisition permitted by paragraph 6C(6)(ii); provided that (a) immediately after such merger, consolidation or combination, no Event of Default shall exist and (b) if the Company is a party to such transaction, the Company will be the continuing or surviving corporation;

6C(4).Sale of Capital Assets.  Sell, lease or transfer or otherwise dispose of any Capital Asset to any Person, except that (i) any Credit Party may sell or otherwise dispose of any Capital Asset to any other Credit Party, (ii) any Subsidiary that is not a Credit Party may sell or otherwise dispose of any Capital Asset to the Company or any other Subsidiary ~~and~~, (iii) the Company or any Subsidiary may sell or dispose of any obsolete, worn out or surplus property in the ordinary course of business (other than Vessels) and (iv) during any rolling twelve-month period, the Company or any Subsidiary may sell or otherwise dispose of Capital Assets which constituted up to 10% of the total value of the consolidated assets of Matson Navigation and its Subsidiaries as of December 31, ~~2020~~2024, so long as such Capital Assets, when considered together with all other Capital Assets sold or otherwise disposed of subsequent to December 31, ~~2020~~2024, do not constitute in excess of 30% of the total value of the consolidated assets of Matson Navigation and its Subsidiaries as of December 31, ~~2020~~2024; provided that to the extent that the Company and its Subsidiaries have reinvested the net cash proceeds from any such sale in Capital Assets within ~~twelve~~eighteen (~~12~~18) months of the date of such sale, or have committed to so reinvest such net cash proceeds by the end of such ~~twelve-month~~eighteen-month period and have actually reinvested such net cash proceeds within ~~eighteen~~twenty-four (~~18~~24) months of the date of such sale, the amount of such reinvested net cash proceeds shall not constitute utilization of the foregoing 30% limitation; provided, further, that this covenant shall not apply to any Lien permitted hereunder;

6C(5).Transactions with Affiliates ~~and Stockholders~~.  Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, in the ordinary course of business or otherwise ~~(i)~~ any Affiliate (excluding directors and officers in their capacity as such~~), (ii) any Person owning, beneficially or of record, directly or indirectly, either individually or together with all other Persons to whom such Person is related by blood,~~

~~adoption or marriage, stock of the Company or stock of any Person owning stock of the Company (of any class having ordinary voting power for the election of directors) aggregating 5% or more of such voting power or (iii) any Person related by blood, adoption or marriage to any Person described or coming within the provisions of clause (i) or (ii) of this paragraph 6C(5~~); provided that the following shall be permitted:  (a) such transactions on terms no less favorable to the Company or any Subsidiary than if no such relationship existed, (b) the sale or issuance by the Company of its capital stock, (c) transactions between the Company and any Subsidiary, and between or among Subsidiaries of the Company and (d) Restricted Payments made in compliance with paragraph 6B; or

6C(6).Loans, Advances and Investments.  Make or permit to remain outstanding any loan or advance to, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, or consummate any Acquisition, except that the Company or any Subsidiary may

(i)make or permit to remain outstanding loans or advances to the Company or any Subsidiary,

(ii)own, purchase or acquire stock, obligations or securities of a Subsidiary and, so long as the Company is in compliance with the financial covenants set forth in paragraph 6A on a pro-forma basis immediately after giving effect to such transaction, consummate Acquisitions,

(iii)acquire and own stock, obligations, securities or other investments (a) consisting of extensions of credit arising from the grant of trade credit, or received in settlement or partial settlement thereof of obligations (including any Debt or trade credit) owing to the Company or any Subsidiary or (b) received in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of trade creditors or account debtors,

(iv)make investments in accordance with the resolutions of the Board of Directors of the Company; provided that such resolutions authorize only investments rated investment grade by S&P, Moody’s, or any other nationally recognized credit rating agency or investments in the Company’s accounts receivable purchased or held by the CCF,

(v)make any investment in any stock, obligations or securities of, or any other interest in, or any capital contribution to, an Eligible Business Line (subject in the case of any Acquisition, to paragraph 6C(6)(ii)), and

(vi)make other investments, loans and advances which in the aggregate (at original cost) ~~do not exceed $50,000,000~~ at any time outstanding do not exceed the greater of (x) $250,000,000 and (y) 25% of Consolidated EBITDA for the most recently ended four fiscal quarters of the Company for which financial statements have been delivered pursuant to this Agreement;

notwithstanding the foregoing, (a) amounts in the CCF may be invested only as provided in clause (iv) above, and (b) for the avoidance of doubt, this paragraph 6C(6) shall not apply to any Guarantee.

6D.Economic Sanctions, Etc.  The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly (and, with respect to clause (ii) of this sentence, knowingly after due inquiry) have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder of a Note or any affiliate of such holder to be in violation of, or subject to sanctions under, any United States law or regulation concerning or relating to economic sanctions applicable to such holder (assuming, to the extent relevant, such holder or affiliate is not otherwise in violation of, or subject to sanctions under, any such law or regulation), or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws, unless such Person has obtained all necessary general or specific licenses in respect of such investment, dealing or transaction.

6E.Non-Guarantor Subsidiaries.  Notwithstanding anything contained herein or in any other Transaction Documents or Collateral Documents to the contrary, the Company will not, and will not permit any Subsidiary to cause or permit any Subsidiary that is not a Guarantor to hold a Lien on any assets of the Company or any Guarantor.

6F. Outbound Investment Rules. The Company and each Subsidiary shall not, directly or indirectly (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Company or such Subsidiary were a United States Person, or (iii) any other activity that would cause the Collateral Agent or any holder of the Notes to be in violation of the Outbound Investment Rules or cause the Collateral Agent or any holder of the Notes to be legally prohibited by the Outbound Investment Rules from performing under this Agreement or any other Transaction Document.

7.EVENTS OF DEFAULT.

7A.Acceleration.  If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

(i)the Company defaults in the payment of (i) any principal of, or Yield-Maintenance Amount in respect of, any Note, or (ii) any interest on any Note for more than five days after the same shall become due, in either case either by the terms thereof or otherwise as herein provided; or

(ii)(a) an Event of Default (as defined in the Bank Credit Agreement) has occurred and is continuing under the Bank Credit Agreement, or (b) the Company or any Material Subsidiary defaults in any payment of principal of, or premium or interest on, any

Debt (other than the Notes) beyond any period of grace provided with respect thereto, or the Company or any Material Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement relating to any such Debt (or any other event under any such agreement occurs and is continuing) and the effect of such default, failure or other event is to cause, or permit the holder or holders of such Debt (or a trustee on behalf of such holder or holders) to cause, such Debt to become due (or to be required to be repurchased by the Company or any ~~Material~~ Subsidiary) prior to any stated maturity; provided that the aggregate amount of all Debt described in this clause (b) as to which such a payment default shall occur or such a failure or other event causing or permitting acceleration (or resale to a Company or any Material Subsidiary) shall occur and be continuing exceeds the greater of (x) $~~50,000,000~~75,000,000 and (y) 5% of Consolidated EBITDA for the most recently completed four fiscal quarters for which financial statements have been delivered pursuant to this Agreement; or

(iii)any representation or warranty made by any Credit Party herein or in any other Transaction Document or by any Credit Party or any of its officers in any writing furnished in connection with or pursuant to this Agreement or any other Transaction Document shall be false or misleading in any material respect on the date as of which made; or

(iv)the Company fails to perform or observe any agreement contained in paragraph 5H or paragraph 6 hereof; or

(v)any Credit Party fails to perform or observe any other agreement, term or condition (not specified in clauses (i) or (iv) of this paragraph 7A) contained in any Transaction Document on its part to be performed or observed and such failure shall not be remedied within 30 days after any Responsible Officer obtains actual knowledge thereof; or

(vi)any Credit Party or any Material Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

(vii)any decree or order for relief in respect of any Credit Party or any Material Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief law, whether now or hereafter in effect (herein called the “Bankruptcy Law”), of the United States or another applicable jurisdiction; or

(viii)any Credit Party or any Material Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of any such Credit Party or any such Material Subsidiary, or of any substantial part of the assets of any such Credit Party or any such Material Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Material Subsidiary) relating to any Credit Party or any Material Subsidiary under the Bankruptcy Law of any other jurisdiction; or

(ix)any petition or application of the type described in clause (viii) of this paragraph 7A is filed, or any such proceedings are commenced, against any Credit Party or any Material Subsidiary and such Credit Party or such Material Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 30 days; or

(x)any order, judgment or decree is entered in any proceedings against any Credit Party decreeing the dissolution of such Credit Party and such order, judgment or decree remains unstayed and in effect for more than 30 days; or

(xi) (a) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (b) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBCG or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of such proceedings, (c) the aggregate amount under all Plans of the fair market value of the assets (within the meaning of section 303 of ERISA) is less than 70% of the “Funding Target” (within the meaning of section 303 of ERISA), (d) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV or ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (e) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (f) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (a) through (f) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(xii)any judgment(s) or decree(s) in the aggregate amount ~~of $40,000,000 or more~~exceeding the greater of (x) $75,000,000 and (y) 5% of Consolidated EBITDA for the most recently completed four fiscal quarters for which financial statements have been delivered pursuant to this Agreement shall be entered against the Company or any of its Material Subsidiaries that are not paid or fully covered (beyond any applicable deductibles) by insurance and such judgment(s) or decree(s) shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

(xiii)any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the obligations evidenced by the Notes and under the other Transaction Documents, ceases to be in full force and effect; or any Credit Party ~~or any other Person~~ contests in any manner the validity or enforceability of any Transaction Document; or any Credit Party denies that it has any or further liability or obligation under any Transaction Document, or purports to revoke, terminate or rescind any Transaction Document; or

(xiv)there occurs any Change of Control;

then (a) if such event is an Event of Default specified in clause (vii), (viii) or (ix) of this paragraph 7A with respect to the Company or Matson Navigation, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and the Yield-Maintenance Amount with respect thereto, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company and Matson Navigation, and (b) with respect to any event constituting an Event of Default, the Required Holder(s) of any Series of Notes may at its or their option, by notice in writing to the Company, declare all of the Notes of such Series to be, and all of the Notes of such Series shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note of such Series, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

7B.Rescission of Acceleration.  At any time after any or all of the Notes of a Series shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) of such Series may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Notes of such Series, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes of such Series which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the rate specified in the Notes of such Series, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes of such Series or this Agreement (as this Agreement pertains to the Notes of such Series).  No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

7C.Notice of Acceleration or Rescission.  Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note at the time outstanding.

7D.Other Remedies.  If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement, the other Transaction Documents, the Collateral Documents (subject to the Intercreditor Agreement) and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or any other Transaction Document or any Collateral Document or in aid of the exercise of any power granted in this Agreement or any other Transaction Document or any Collateral Document.  No remedy conferred in this Agreement or any other Transaction Document or any Collateral Document upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

7E.Savings Clause.  The provisions of paragraphs 7A(i) and (iv) are subject in all respects to the provisions of paragraph 6A(2)(ix) as to the matters set forth therein.

8.REPRESENTATIONS, COVENANTS AND WARRANTIES.  The Company represents, covenants and warrants as follows, immediately before and immediately after giving effect to the sale of Notes on each Closing Day:

8A.Organization.  The Company and each Material Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its organization.  The Company and each Material Subsidiary has the full power and authority to own its properties and to carry on its business as now being conducted.  Each Credit Party has full power, authority and right to execute and deliver, and to perform and observe, the provisions of the Transaction Documents to which it is a party and to carry out the transactions contemplated by such Transaction Documents.  The execution, delivery and performance of the Transaction Documents to which any Credit Party is a party have been duly authorized by all necessary corporate and other action, and, when duly executed and delivered, will be the legal, valid and binding obligations of such Credit Party, enforceable against it in accordance with their respective terms.  Set forth on Schedule 8A is a list as of the date of this Agreement of each Material Subsidiary, together with information identifying each Material Domestic Subsidiary as of such date.

8B.Financial Statements.  The Company has furnished each Purchaser with the following financial statements, identified by a principal financial officer of the Company:  (i) consolidated balance sheets of the Company and its Subsidiaries as of the last day in each of the three fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated (other than fiscal years completed within 120 days prior to such date for which audited financial statements have not been released), and consolidated statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries for each such year, certified by Deloitte & Touche (or such other accounting firm of recognized national standing); and (ii) consolidated balance sheets of the Company and its Subsidiaries as of the end of the quarterly period (if any) most recently completed prior to such date and after the end of the most recent fiscal year (other than quarterly periods completed within 60 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, in each case prepared by the Company.  Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with GAAP consistently applied throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles.  The balance sheets fairly present the condition of the Company and its Subsidiaries as at the dates thereof, and the statements of income, shareholders’ equity and cash flows fairly present the results of the operations and cash flows of the Company and its Subsidiaries for the periods indicated.  In the case of any Closing Day, no material adverse change in the business, condition (financial or otherwise) operations or prospects of the Company and its Subsidiaries, taken as a whole, has occurred since the end of the most recent fiscal year for which such audited financial statements had been furnished at the time of the Acceptance with respect to the Notes to be issued on such Closing Day.

8C.Actions Pending.  There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any properties or rights of the Company or any Subsidiary, by or before any court, arbitrator or administrative or governmental body which could reasonably be expected to result in any Material Adverse Effect.

8D.Outstanding Debt.  Neither the Company nor any Subsidiary has any Debt outstanding that is prohibited by paragraph 6A(2) or paragraph 6A(3).  There exists no event of default under the provisions of any instrument evidencing any Debt of the Company or any Subsidiary or of any agreement relating thereto.

8E.Title to Properties.  The Company has and each Subsidiary has good and indefeasible title to its respective real properties (other than properties which it leases) and good title to all of its other properties and assets, including the properties and assets reflected in the most recent audited balance sheet delivered pursuant to paragraph 5A(ii), or if no such balance sheet has been delivered, the most recent audited balance sheet referred to in paragraph 8B (other than properties and assets disposed of in the ordinary course of business) except where the failure to have such good title would not reasonably be expected to have a Material Adverse Effect, subject to no Liens of any kind except Liens permitted by paragraph 6C(1).  There is no material default, nor any event that, with notice or lapse of time or both, would constitute such a material default under any material lease to which either the Company or any Subsidiary is a lessee, lessor, sublessee or sublessor.

8F.Taxes.  The Company has and each Material Subsidiary has filed all federal and state income tax and all other material tax and informational returns which are required to be filed by it.  The Company and each such Subsidiary has paid all taxes as shown on its returns and on all assessments received to the extent that such taxes are not yet delinquent, except such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP.

8G.Conflicting Agreements and Other Matters.  Neither the execution and delivery of this Agreement, the Notes or any other Transaction Document, nor the offering, issuance and sale of the Notes, nor fulfillment of nor compliance with the terms and provisions of this Agreement, the Notes or any other Transaction Document will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary pursuant to, their respective articles or incorporation or bylaws (or other comparable governing documents, as applicable), any award of any arbitrator or any agreement, instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any Subsidiary is subject.  As of the date of this Agreement, neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing any of their respective Debt, any agreement relating thereto or any other contract or agreement which restricts or otherwise limits the incurring of Debt pursuant hereto, except as set forth on Schedule 8G hereto.

8H.Offering of the Notes.  Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Notes or any similar security of the Company for sale to, or solicited any offers to buy the Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person or Persons other than Prudential and the Purchasers and not more than 5 other Institutional Investors, each of which has been offered such security at a private sale for investment, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of Section 5 of the Securities Act or to the provisions of any securities or blue sky law of any applicable jurisdiction.

8I.Use of Proceeds; Regulation U, Etc.  The proceeds of sale of the Series D Notes will, on the Series D Closing Day, be used for acquisitions, to repay indebtedness and for other general corporate purposes.  The Company will apply the proceeds of the sale of each Series of Shelf Notes in the manner described in the applicable Request for Purchase with respect to such Series of Shelf Notes.  None of the proceeds of the Notes have been or will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any “margin stock” (as defined in Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (herein called “margin stock”)) or for the purpose of maintaining, reducing or retiring any indebtedness which was originally incurred to purchase or carry any stock that is currently a margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of such Regulation U.  Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement, the Notes or any other Transaction Document to violate Regulation U, Regulation T or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.  After applying the proceeds of the Notes, margin stock (within the meaning of Regulation U) will not constitute more than 25% of the value of the assets (either of the Company alone or the Company and its Subsidiaries on a consolidated basis.

8J.ERISA.  No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan).  No liability to the PBGC has been or is expected by the Company or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Company, any Subsidiary or any ERISA Affiliate which is or would be materially adverse to the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole.  None of the Company, any of its Subsidiaries or any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would reasonably be expected to have a Material Adverse Effect.  The execution and delivery of this Agreement and the other Transaction Documents and the issuance and sale of the Notes were and will be exempt from, or did not and will not involve any transaction which is subject to the prohibitions of, section 406 of ERISA and did not and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code.  The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of the representation in paragraph 9B of the Original Agreement (with respect to the Series B Notes) made by each Purchaser of Series B Notes under the Original Agreement, the accuracy of the representation in paragraph 9B of the Prior Agreement (with respect to the Series C Notes) made by each Purchaser of Series C Notes under the Prior Agreement, and the accuracy of the representation in paragraph 9B of this Agreement (with respect to the Series D Notes and each applicable Series of Shelf Notes) made by each Series D Note Purchaser or each Purchaser of such Series of Shelf Notes, as applicable.

8K.Governmental Consent.  None of the nature of the Company or any of its Subsidiaries, or any of their respective businesses or properties, or any relationship between the Company or a Subsidiary and any other Person, or any circumstance in connection with the offering, issuance, sale or delivery of the Notes is such as to require as of the applicable Closing Day on the part of the Company or any Subsidiary any authorization, consent, approval, exemption or other action by, notice to or filing with any court, administrative or governmental body (other than routine filings after such Closing Day with the SEC and/or state blue sky authorities) in connection with (i) the execution and delivery of this Agreement or the other Transaction Documents, (ii) the offering, issuance, sale or delivery of the Notes or (iii) fulfillment of or compliance with the terms and provisions of this Agreement, the Notes or the other Transaction Documents, in each case that has not been obtained.

8L.Holding Company and Investment Company Status.  Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “public utility” within the meaning of the Federal Power Act, as amended.

8M.Possession of Franchises, Licenses, Etc.  The Company and its Subsidiaries possess all material franchises, certificates, licenses, development and other permits and other authorizations from governmental political subdivisions or regulatory authorities and all patents, trademarks, service marks, trade names, copyrights, licenses, easements, rights of way and other rights (collectively, “Material Rights”), free from burdensome restriction, that are necessary in the judgment of the Company in any material respect for the ownership, maintenance and operation of their business, properties and assets, and neither the Company nor any of its Subsidiaries is in violation of any Material Rights in any material respect.  No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such Material Rights, or which materially and adversely affects the rights of the Company or its Subsidiaries thereunder.

8N.Environmental and Safety Matters.  The Company and its Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all Environmental and Safety Laws except where failure to comply would not result in a Material Adverse Effect.

8O.Employee Relations.  Neither the Company nor any Subsidiary is the subject of (i) any material strike, work slowdown or stoppage, union organizing drive or other similar activity or (ii) any material action, suit, investigation or other proceeding involving alleged employment discrimination, unfair termination, employee safety or similar matters or, to the best knowledge of the Company, is any such event imminent or likely to occur except those which, individually or in aggregate, could not reasonably be expected to have a Material Adverse Effect.

8P.Shipping-Related Legislation.  To the best knowledge of the Company, no legislation has been introduced or enacted to either repeal or substantially modify Section 27 of the Merchant Marine Act, 1920, as amended to the date of this Agreement, commonly referred to as the Jones Act in a manner that could reasonably be expected to have a Material Adverse Effect.

8Q.Disclosure.  Neither this Agreement, any other Transaction Document nor any other document, certificate or statement furnished to any Purchaser by or on behalf of the Company or Matson Navigation in connection herewith or with the Prior Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, taken as a whole, not misleading in light of the circumstances under which they were made; provided, that with respect to projections and other pro forma financial information included in such information, the Company only represents that such information was prepared in good faith based upon estimates and assumptions believed by the preparer thereof to be reasonable at the time made, it being recognized by the Purchasers that such financial information as it relates to future events is not to be viewed as a fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

8R.Foreign Assets Control Regulations, Etc.

(a)Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b)Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c)No part of the proceeds from the sale of the Notes hereunder:

(i)assuming, to the extent relevant, compliance by each of the Purchasers with U.S. Economic Sanctions laws, constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii)will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii)will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

8S.Outbound Investment Rules. Neither the Company nor any Subsidiary is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither the Company nor any Subsidiary currently engages, or has any present intention to engage in the future, directly or indirectly, in (a) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (b) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Company or such Subsidiary were a United States Person, or (c) any other activity that would cause the Collateral Agent or any holder of the Notes to be in violation of the Outbound Investment Rules or cause the Collateral Agent or any holder of the Notes to be legally prohibited by the Outbound Investment Rules from performing under this Agreement or any other Transaction Document.

9.REPRESENTATIONS OF THE PURCHASERS.  Each Series D Note Purchaser and each Purchaser of any Series of Shelf Notes represents as follows:

9A.Nature of Purchase.  Such Purchaser is acquiring the Series D Notes or such Series of Shelf Notes purchased by it hereunder for the purpose of investment for its own account or for the account of funds that it manages for investment purposes and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser’s property shall at all times be and remain within its control.  Such Purchaser has no present intention of selling, granting participation in, or otherwise distributing any of the Series D Notes or such Series of Shelf Notes to be issued to it in any transaction which would be in violation of the securities laws of the United States of America or any state or other jurisdiction thereof, without prejudice, however, to Purchaser’s rights at all times to sell or otherwise dispose of all or any part of such securities under a registration under Securities Act or under an exemption from such registration available under the Securities Act and subject, nevertheless, to the disposition of such Purchaser’s property being at all times within its control.  Such Purchaser acknowledges that the Series D Notes or such Series of Shelf Notes, as applicable, will not, on the applicable Closing Day, be registered under the Securities Act, on the grounds that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act, and that the Company’s reliance on such exemption is predicated on the representations set forth in this Article 9.

9B.Source of Funds.  At least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Series D Notes or the applicable Series of Shelf Notes to be purchased by such Purchaser hereunder:

(i)the Source is an “insurance company general account” (as that term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(ii)the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(iii)the Source is either (a) an insurance company pooled separate account, within the meaning of PTE 90-1, or (b) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iv)the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (a) the identity of such QPAM and (b) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (iv); or

(v)the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the

INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or

(vi)the Source is a governmental plan; or

(vii)the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or

(viii)the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this paragraph 9B, the terms “employee benefit plan”, “governmental plan”, and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

9C.Experience and Information.  Such Purchaser:  (a) is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act; (b) understands that the Series D Notes or the applicable Series of Shelf Notes have not been registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering; (c) by and through its officers or investment advisor (each of whom has such knowledge and experience in financial and business matters as to be capable of evaluating such Purchaser’s investment), has such knowledge and experience in financial and business matters as to be capable of evaluating its investment, and such Purchaser has the ability to bear the economic risks of its investment; (d) by and through its officers or investment advisor, has reviewed this Agreement, including all exhibits and schedules hereto, and has received the financial statements referred to in paragraph 8B; and (e) by and through its officers or investment advisor, has had, during the course of the transactions contemplated hereby and prior to its receipt of the Series D Notes or the applicable Series of Shelf Notes to be purchased by it, the opportunity to ask questions of, and has received answers from, the Company concerning the transactions contemplated hereby and to obtain any additional information which the Company possesses or could acquire without unreasonable effort or expense; provided, however, that nothing in this representation nor any such investigation by such Purchaser or by its officers or investment advisor shall limit, diminish, or constitute a waiver of any representation or warranty made under this Agreement or any Transaction Document by the Company and or impair any rights which such Purchaser may have with respect thereto.

9D.Rule 144.  Such Purchaser understands that the Series D Notes or the applicable Series of Shelf Notes may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or the availability of an exemption therefrom and that in the absence of such registration or exemption, the Series D Notes or the applicable Series of Shelf Notes must be held indefinitely.  In particular, such Purchaser is aware that the Series D Notes or the applicable Series of Shelf Notes may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the applicable conditions of such rule are met, and that the Company is making no representation that such conditions will be met in the future.  Such Purchaser represents that, in the absence of an effective registration statement covering the Series D Notes or the applicable Series of Shelf Notes, it will sell, transfer, or otherwise dispose of the Series D Notes or such Series of Shelf Notes only in a manner consistent with its representations set forth in paragraph 9A.

9E.Legends.  Such Purchaser understands that the certificates evidencing the Series D Notes or the applicable Series of Shelf Notes will bear the following legends, in addition to any legend required by applicable state securities laws:

“THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  THEY MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM THE REQUIREMENT FOR SUCH A REGISTRATION STATEMENT.”

10.DEFINITIONS; ACCOUNTING MATTERS.  For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.

10A.Yield-Maintenance Terms.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City or San Francisco, California are required or authorized to be closed.

“Called Principal” means, with respect to any Note, the principal of such Note that (i) is to be prepaid pursuant to paragraph 4B or (ii) has become or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

“Designated Spread” means 50 basis points.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (converted to reflect the periodic basis on which interest on such Note is payable, if payable other than on a semiannual basis) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the Designated Spread over the yield to maturity implied by (i) the ask-side yields reported, as of 10:00 a.m. (New York City time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” on the Bloomberg Financial Services Screen (or such other display as may replace Page PX1 on the Bloomberg Financial Services Screen or, if Bloomberg Financial Services shall cease to report such yields or shall cease to be Prudential Capital Group’s customary source of information for calculating yield-maintenance amounts on privately placed notes, then such source as is then Prudential Capital

Group’s customary source of such information), for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities.  The Reinvestment Yield shall be rounded to the same number of decimal places as appears in the coupon of the applicable Note.

“Remaining Average Life” means, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal (i) is to be prepaid pursuant to paragraph 4B or (ii) has become or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

“Yield-Maintenance Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal.  The Yield-Maintenance Amount shall in no event be less than zero.

10B.Other Terms.

“Acceptance” is defined in paragraph 2B(5).

“Acceptance Day” is defined in paragraph 2B(5).

“Acceptance Window” is defined in paragraph 2B(5).

“Accepted Note” is defined in paragraph 2B(5).

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or substantially all of the property of, or a line of business or division of, another Person or (b) at least a majority of the voting capital stock or other equity interests of another Person, in each case whether or not involving a merger or consolidation with such other Person.

“Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company.  A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in paragraph 11C.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Authorized Officer” means (i) in the case of the Company, any officer of the Company designated as an “Authorized Officer” in the Information Schedule or any officer of the Company designated as an “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of the Company’s then existing Authorized Officers and (ii) in the case of Prudential, any officer of Prudential designated as its “Authorized Officer” in the Information Schedule or any officer of Prudential designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its then existing Authorized Officers.  Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential, and whom the Company in good faith believe to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.

“Available Facility Amount” is defined in paragraph 2B(1).

“Bank Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of ~~June 4 2012~~July 23, 2025, by and among the Company, Bank of America, N.A.~~, First Hawaiian Bank~~  as agent, and the other lenders and financial institutions party thereto, as ~~amended by that certain First Amendment to Credit Agreement dated as of July 30, 2015, and~~

~~as the same may be further~~may be amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time.

“Bankruptcy Law” is defined in clause (vii) of paragraph 7A.

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Business Day” is defined in paragraph 10A.

“Cancellation Date” is defined in paragraph 2B(8)(iv).

“Cancellation Fee” is defined in paragraph 2B(8)(iv).

“Capital Assets” means all assets other than current assets, and shall not include any amounts in the Capital Construction Fund.

“Capital Construction Fund” means the fund established and maintained by Company in accordance with Section 607 of the Merchant Marine Act, 1936, as amended.

“Capitalized Lease Obligations” means, with respect to any Person, any rental obligation of such Person which, under GAAP in effect as of September 14, 2016, is or will be required to be capitalized on the books of such Person, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

“CCF” means the capital construction fund created under Matson Navigation’s Capital Construction Fund Agreement with the United States of America through the Maritime Administrator.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et. seq.), as amended, and the regulations promulgated thereunder.

“CFC” means a controlled foreign corporation (as that term is defined in Section 957(a) of the Code).

“Change of Control” means (i) the acquisition by any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) of outstanding shares of voting stock of the Company representing more than 50% of voting control of the Company, or (ii) the failure of the Company to own 100% of the equity interest of Matson Navigation at any time.

“Closing Day” means (a) the Series D Closing Day, and (b) with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Confirmation of Acceptance for such Accepted Note, provided that (i) if the Company and the Purchasers which are obligated to purchase any Accepted Notes agree on an earlier Business Day for such closing, the “Closing Day” for such Notes shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of any Accepted Notes is rescheduled pursuant to paragraph 2B(7), the Closing Day for such Notes, for all purposes of this Agreement except references to “original Closing Day” in paragraph 2B(8)(iii), means the Rescheduled Closing Day with respect to such Notes.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means a collective reference to all assets with respect to which Liens in favor of the Collateral Agent are purported to be granted pursuant to and in accordance with the terms of the applicable Collateral Documents.

“Collateral Agent” means Bank of America in its capacity as collateral agent under any of the Collateral Documents or any successor collateral agent under any of the Collateral Documents.

“Collateral Documents” means a collective reference to the applicable Security Agreement or Security Agreements.

“Collateral Election” is defined in paragraph 5I.

“Company” is defined in the introductory paragraph hereto.

“Confidential Information” is defined in paragraph 11R.

“Confirmation of Acceptance” is defined in paragraph 2B(5).

“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income:  (i) Consolidated Interest Expense for such period, (ii) the provision for federal, state, local and foreign income taxes payable for such period, (iii) depreciation expense for such period, (iv) amortization expense for such period, (v) deferred dry-docking amortization expense for such period (to the extent not included in the preceding clause (iv)), ~~and~~ (vi) non-cash stock-based compensation and (vii) any non-cash impairment, restructuring or other one-time, non-cash non-recurring charge.  For purposes of calculating Consolidated EBITDA for any period of four consecutive quarters, if during such period the Company or any Subsidiary shall have consummated (i) an Acquisition of a Person that constitutes a Material Subsidiary (including any such Acquisition structured as an asset purchase, merger or consolidation) or an Acquisition of a Material Line of Business, then Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period; provided, that if the aggregate purchase price for any Acquisition is greater than or equal to $25,000,000, Consolidated EBITDA shall only be calculated on a pro forma basis with respect to such Acquisition to the extent such pro forma calculations are based on audited financial statements or other financial statements reasonably satisfactory to the Required Holders and (ii) a disposition of all or substantially all of the assets of a Material Subsidiary or of at least 50% of the equity interests of a Material Subsidiary or of a

Material Line of Business, then Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

~~“Consolidated Interest Coverage Ratio” means, on any date of determination thereof, the ratio of (i) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date to (ii) Consolidated Interest Expense for such period.~~

“Consolidated Interest Expense” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Leverage Ratio” is defined in paragraph 6A(2).

“Consolidated Net Income” means, for any period, the consolidated net income of the Company and its Subsidiaries (excluding, to the extent included in such consolidated net income, (a) non-cash gains or losses during such period from the write-up or write-down of assets and (b) income or loss during such period from discontinued operations) as determined in accordance with GAAP.

“Consolidated Tangible Assets” means, as of any date, total assets (excluding treasury stock, unamortized debt discount and expense, goodwill, trademarks, trade names, patents, deferred charges and other intangible assets) of the Company and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.  Unless otherwise specified, “Consolidated Tangible Assets” at any time will be deemed to be such amount as determined based on the most recent financial statements delivered at such time pursuant to the requirements of paragraph 5A(i) or (ii) of this Agreement or the Prior Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Convertible Notes Indenture” means that certain Indenture, dated as of October 5, 2011, between Matson Alaska, as issuer, and U.S. Bank National Association, as trustee and collateral agent, governing the Horizon Notes, and all related ancillary and security documents, as such indenture and such ancillary and security documents may be amended, supplemented, modified, renewed, replaced and/or restated from time to time, so long as the amount of the Horizon Notes is not increased and the tenor is not extended.

“Credit Parties” means the Company and the Guarantors.

“Credit Rating” means the public credit rating of the Notes issued by a Rating Agency, which credit rating identifies the Notes by their applicable Private Placement Number issued by Standard  Poor’s CUSIP Bureau.

“Debt” means, as to any Person at the time of determination thereof without duplication, (a) any indebtedness of such Person (i) for borrowed money, including commercial paper and revolving credit lines, (ii) evidenced by bonds, debentures or notes or otherwise representing extensions of credit, whether or not representing obligations for borrowed money (except trade accounts payable arising in the ordinary course of business) or (iii) for the payment of the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, regardless of when such liability or other obligation is due and payable, (b) Capitalized Lease Obligations of such Person, (c) direct or contingent obligations under standby letters of credit (and substantially similar instruments such as bank guaranties), (d) Guarantees, assumptions and endorsements by such Person (other than endorsements of negotiable instruments for collection in the ordinary course of business) of Debt of another Person of the types described in clauses (a), (b) and (c) hereof, and (e) Debt of another Person of the types described in clauses (a), (b) and (c) hereof that is secured by Liens on the property or other assets of such Person.  Notwithstanding the foregoing, “Debt” shall not include (i) to the extent not exceeding $15,000,000 at any time outstanding, unsecured contingent reimbursement obligations under standby letters of credit (and substantially similar instruments such as bank guaranties) or (ii) a Guarantee of Matson Navigation’s trade accounts receivable purchased or held by the CCF.

“Default Rate” means as to any Shelf Note, that rate of interest that is the greater of (1) 2% over the Interest Rate specified in the caption at set forth at the top of such Shelf Note, and (2) 2% over the rate of interest publicly announced by JPMorgan Chase Bank from time to time in New York City as its “base” or “prime” rate.

“Delayed Delivery Fee” is defined in paragraph 2B(8)(iii).

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States of America or the District of Columbia.

“Eligible Business Line” means any business engaged in as of the date of this Agreement by the Company or any of its Subsidiaries or any business reasonably related thereto (but in no event an airline).

“Environmental and Safety Laws” means all federal, state and local laws, regulations and ordinances, relating to the discharge, handling, disposition or treatment of Hazardous Materials and other substances or the protection of the environment or of employee health and safety, including, without limitation, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. Section 1901 et. Seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et. Seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et. Seq.), the Clean Air Act (42 U.S.C. Section 7401 et. seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et. seq.) and the Emergency Planning and Community Right-To-Know Act (42 U.S.C. Section 11001 et. seq.), each as the same may be amended and supplemented.

“Environmental Liabilities and Costs” means as to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, contribution, cost recovery, costs and expenses (including all fees, disbursements and expenses of counsel, expert and consulting fees, and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, permit, order or agreement with any federal, state or local Governmental Authority or other Person, arising from environmental, health or safety conditions, or the release or threatened release of a contaminant, pollutant or Hazardous Material into the environment, resulting from the operations of such Person or its subsidiaries, or breach of any Environmental and Safety Law or for which such Person or its Subsidiaries is otherwise liable or responsible.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation which is a member of the same controlled group of corporations as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.

“Event of Default” means any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and “Default” means any of such events, whether or not any such requirement has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Excluded Subsidiary” means (a) each CFC and (b) each U.S. Foreign Holdco; provided, that in each case, such Person has not issued or guaranteed any indebtedness or notes issued pursuant to the Bank Credit Agreement or the Other Note Agreements.

“Facility” is defined in paragraph 2B(1).

“First Amendment” means that certain Amendment to Note Purchase Agreement, dated as of June 29, 2017, by and between the Company and the holders of Notes signatory thereto.

“First Amendment Effective Date” means the date when all conditions to effectiveness of the amendments set forth in the First Amendment have been satisfied or waived in writing.

“Foreign Holdco” means any Subsidiary, substantially all of the assets of which consist of equity interests of one or more Foreign Subsidiaries or other securities of one or more Foreign Subsidiaries (or are treated as consisting of such assets for U.S. federal income tax purposes) or indebtedness or accounts receivable owed by any Foreign Subsidiary to any Credit Party or treated as owed by the Foreign Subsidiary to any Credit Party for U.S. federal income tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” has the meaning provided in paragraph 10C.

“Governmental Authority” means (a) the government of (i) the United States of America or any state or other political subdivision thereof, or (ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guarantee” means, without duplication, any obligation, contingent or otherwise, of any Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the primary obligor) in any manner, directly or indirectly, and including any obligation:  (a) to make any loan, advance or capital contribution, or for the purchase of any property from, any Person, in each case for the purpose of enabling such Person to maintain working capital, net worth or any other balance sheet condition or to pay debts, dividends or expenses except for advances, deposits and initial payments made in the usual and ordinary course of business for the purchase or acquisition of property or services; (b) to purchase materials, supplies or other property or services if such obligation requires that payment for such materials, supplies or other property or services be made regardless of whether or not delivery of such materials, supplies or other property or services is ever made or tendered; (c) to rent or lease (as lessee) any real or personal property if such obligation is absolute and unconditional under conditions not customarily found in commercial leases then in general use; or (d) of any partnership or joint venture in which such Person is a general partner or joint venturer if such obligation is not expressly non-recourse to such Person; but excluding (i) any completion guaranties issued in connection with a real estate development project to the extent contingent and not constituting a direct or indirect obligation to repay Debt, (ii) obligations under environmental indemnification agreements and (iii) a guaranty of Matson Navigation’s trade accounts receivable purchased or held by the CCF.

“Guarantors” means, collectively, (a) each Person that is a party to the Multiparty Guaranty as a Guarantor as of the date hereof, including Matson Navigation, Matson Logistics, Inc., a Hawaii corporation, Matson Ventures, Inc., a Hawaii corporation, Matson Alaska, Horizon Lines Holding Corp., a Delaware corporation, Horizon Lines, LLC, a Delaware limited liability company, Matson Navigation Company of Alaska, LLC, a Delaware limited liability company, Horizon Lines Alaska Vessels, LLC, a Delaware limited liability company, and Horizon Lines Merchant Vessels, LLC, a Delaware limited liability company, (b) each Person that becomes a party to the Multiparty Guaranty as a Guarantor after the date hereof pursuant to paragraph 5H or otherwise and (c) the successors of any of the foregoing; provided, however, that no Excluded Subsidiary shall be a Guarantor.  A Guarantor shall be released from the Multiparty Guaranty pursuant to, and in accordance with, the terms hereof or the Multiparty Guaranty.

“Hazardous Materials” means (a) any material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances” or any other formulations intended to define, list or classify substances by reason of their deleterious properties, (b) any oil, petroleum or petroleum derived substance, (c) any flammable substances or explosives, (d) any radioactive materials, (e) asbestos in any form, (f) electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million, (g) pesticides or (h) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental agency or authority or which may or could pose a hazard to the health and safety of persons in the vicinity thereof.

“Hedge Treasury Note(s)” means, with respect to any Accepted Notes, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Notes.

“Horizon Acquisition” means the acquisition which occurred under the Horizon Acquisition Agreement, including without limitation the merger of a Subsidiary of Matson Navigation with and into Matson Alaska, with Matson Alaska surviving such merger and becoming a wholly owned subsidiary of Matson Navigation, and all ancillary and related transactions with respect thereto.

“Horizon Acquisition Agreement” means the Agreement and Plan of Merger, dated as of November 11, 2014, by and among Matson Navigation, Hogan Acquisition Inc., a wholly owned subsidiary of Matson Navigation and Matson Alaska, as amended and supplemented from time to time.

“Horizon Notes” means the 6.00% Series A Convertible Senior Secured Notes due 2017 that were issued by Matson Alaska, as governed by the Convertible Notes Indenture, in an aggregate amount not to exceed $3,000,000.

“Hostile Acquisition” means any Acquisition that has not been approved by the board of directors or other governing body of the applicable entity.

“including” means, unless the context clearly requires otherwise, “including without limitation”.

“Indemnity and Contribution Agreement” means that certain Indemnity and Contribution Agreement, dated as of June 29, 2012, by and among the Credit Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Intercreditor Agreement” means ~~that certain Intercreditor and Collateral Agency Agreement, dated as of July 30, 2015,~~any intercreditor and collateral agency agreement by and among the Collateral Agent and the ~~Benefited Parties named therein, as amended, supplemented or otherwise modified from time to time~~holders of the Notes in form and substance satisfactory to the holders of the Notes, the Collateral Agent and the Company.

“Issuance Period” is defined in paragraph 2B(2).

“Lien” means any mortgage, pledge, security interest, encumbrance, deposit arrangement, lien (including any lien securing any Capital Lease Obligation) or charge of any kind (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Manulani” means that certain container vessel of the type Philadelphia CV 2600, named M.V. Manulani, official number 1168529.

“margin stock” is defined in paragraph 8I.

“Material Adverse Effect” means:  (a) a material adverse change in, or a material adverse effect upon, on the business, financial condition or operations of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Credit Party to perform its obligations under any Transaction Document; or (c) a material adverse effect on the material rights and remedies of the holders of the Notes, which material adverse effect was not caused by any holder of a Note.

“Material Domestic Subsidiary” means any Domestic Subsidiary of the Company (other than a U.S. Foreign Holdco) that accounts for, on the date of determination, 5% or more of Consolidated EBITDA of the Company and its Subsidiaries for the period of four consecutive fiscal quarters then or most recently ended.

“Material Line of Business” means a line of business or an operating division that accounts for, as of the most recently ended four fiscal quarter period of the Company, 5% or more of Consolidated EBITDA of the Company and its Subsidiaries for the most recently ended four fiscal quarter period of the Company.

“Material Subsidiary” means (a) any Guarantor and (b) any Subsidiary that accounts for, as of the most recently ended four fiscal quarter period of the Company, 5% or more of Consolidated EBITDA of the Company and its Subsidiaries for the most recently ended four fiscal quarter period of the Company.

“Matson Alaska” means Matson Alaska, Inc. (formerly known as Horizon Lines, Inc.), a Delaware corporation.

“Matson Navigation” means Matson Navigation Company, Inc., a Hawaii corporation.

“MetLife Note Agreement” means that certain Note Purchase Agreement, dated as of December 21, 2016, by and between the Company, on the one hand, and Metropolitan Life Insurance Company and the other Purchasers named therein, on the other hand, as the same may be amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means any Plan which is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Multiparty Guaranty” means that certain Multiparty Guaranty, made by the Guarantors in favor of the holders of the Notes, as amended, restated, supplemented or otherwise modified from time to time.

“Notes” is defined in paragraph 1D.

“NYL Note Agreements” means (a) that certain Note Purchase Agreement, dated as of November 5, 2013, by and between the Company, on the one hand, and New York Life Insurance Company and the other Purchasers named therein, on the other hand, as the same may be amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time, and (b) that certain Note Purchase Agreement, dated as of July 30, 2015, by and between the Company, on the one hand, and New York Life Insurance Company and the other Purchasers named therein, on the other hand, as the same may be amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing.  A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate signed in the name of the Company by its Chief Executive Officer, Chief Financial Officer, President, one of its Vice Presidents or its Treasurer.

“Original Agreement” means that certain Amended and Restated Note Agreement, dated as of May 19, 2005, as amended, supplemented or otherwise modified prior to the effectiveness of the Prior Agreement.

“Other Note Agreements” means, for any date of determination, (i) the NYL Note Agreements and (ii) any other note purchase agreement entered into by a Credit Party on or after the date hereof, in each of cases (i) and (ii) under which notes in an aggregate principal amount of at least $30,000,000 are issued and sold and remain outstanding as of such date of determination; provided, however, that the term “Other Note Agreements” shall exclude (a) Title XI Debt, (b) financings to build, modify and/or acquire Vessel(s) secured by such Vessel(s) (other than Vessel(s) constituting Collateral) and (c) for the avoidance of doubt, any Debt between or among the Company and its Subsidiaries.

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of July 23, 2025, and as codified at 31 C.F.R. § 850.101 et seq.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.

“Person” means and include an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization and a government or any department or agency thereof.

“Plan” means any “employee pension benefit plan” (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by either Company or any ERISA Affiliate.

“Prior Agreement” has the meaning given in paragraph 1A.

“Priority Debt” means, at any time of determination thereof and without duplication, (a) Debt of the Company or Matson Navigation secured by any Lien (including, without limitation, all Title XI Debt and all Debt secured by marine assets, in each case whether full recourse or limited recourse) and (b) all Debt secured by a Lien (including, without limitation, all Title XI Debt and all Debt secured by a Lien on marine assets, in each case whether full recourse or limited recourse) and all unsecured Debt of Subsidiaries of the Company (other than unsecured Debt of Guarantors), provided, however, that Priority Debt shall not include (i) Debt owing from any Subsidiaries to the Company or any other Subsidiary, (ii) the Notes and obligations under the Multiparty Guaranty, (iii) the notes issued under the Other Note Agreements and Guarantees in respect thereof, (iv) any Debt or other obligations of the Company or any Subsidiary under the Bank Credit Agreement, including any obligations with respect to any letter of credit issued thereunder (other than those described in paragraph 6C(1)(vi)), and any Guarantee with respect to any Debt or other obligations under the Bank Credit Agreement, so long as the Company is in compliance with the second and third provisos of paragraph 6C(1)(vii), or (v) ~~any Debt secured solely by Collateral, or (vi)~~ the Horizon Notes, so long as the aggregate principal amount outstanding under the Horizon Notes is less than $3,000,000.

“Prudential” means PGIM, Inc., and any successor thereto.

“Prudential Affiliate” means (i) any corporation or other entity controlling, controlled by, or under common control with, Prudential, and (ii) any managed account or investment fund which is managed by Prudential or a Prudential Affiliate described in clause (i) of this definition.

“Purchasers” means Prudential, each holder of Notes which is a signatory to this Agreement and, with respect to any Shelf Notes, Prudential and/or the Prudential Affiliate(s) which are purchasing such Notes.

“Rating Agency” means, at any time, any nationally recognized statistical rating organization which qualifies at such time for the ratings exception of the Securities Valuation Office of the National Association of Insurance Commissioners, except as agreed in writing by the parties to the First Amendment on or before June 29, 2017.

“Request for Purchase” is defined in paragraph 2B(3).

“Required Holder(s)” means the holder or holders of at least 51% of the aggregate principal amount of the Notes or of a Series of Notes, as the context may require, from time to time outstanding and, if no Notes are outstanding, means Prudential.

“Rescheduled Closing Day” is defined in paragraph 2B(7).

“Responsible Officer” means any of the Company’s chief financial officer, principal accounting officer, treasurer or controller and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement or matters referenced therein.

“Restricted Payments” is defined in paragraph 6B.

“SEC” means the Securities and Exchange Commission, and any Governmental Authority succeeding to any of its principal functions.

“Section 2 Citizen” means a Person that is a citizen of the United States of America as required for the coastwise trade under Section 50501 of Title 46 of the United States Code and the regulations in effect from time to time thereunder.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Security Agreement” means, individually, each of (a) that certain Security Agreement (Vessel Type Aloha Class – Hull No. 29) dated as of the applicable date thereof between Matson Navigation and the Collateral Agent in substantially the form set forth as Exhibit C-3, (b) that certain Security Agreement (Vessel Type Aloha Class – Hull No. 30) dated as of the applicable date thereof between Matson Navigation and the Collateral Agent in substantially the form set forth as Exhibit C-4, (C) that certain Security Agreement (Vessel Type Kanaloa Class) dated as of the applicable date thereof between Matson Navigation and the Collateral Agent in substantially the form set forth as Exhibit C-5, and (d) any other Security Agreement with respect to an applicable Vessel (or contract to build a Vessel) between a Credit Party and the Collateral Agent in substantially the form set forth as Exhibits C-3, C-4 or C-5 with respect to such applicable Vessel (or contract to build a Vessel) and designated in writing from time to time by any Credit Party to the Collateral Agent as a “Security Agreement” hereunder.

“Series” is defined in paragraph 1D.

“Series B Notes” is defined in paragraph 1B.

“Series C Notes” is defined in paragraph 1B.

“Series C-1 Notes” is defined in paragraph 1B.

“Series C-2 Notes” is defined in paragraph 1B.

“Series C-3 Notes” is defined in paragraph 1B.

“Series D Closing Day” is defined in paragraph 2A.

“Series D Note Purchasers” means the purchasers of Series D Notes identified on the Purchaser Schedules hereto.

“Series D Notes” is defined in paragraph 1C.

“Shelf Notes” is defined in paragraph 1D.

“Significant Holder” means (i) each Purchaser, so long as such Purchaser shall hold any Note, or (ii) any other holder of at least 10% of the aggregate principal amount of the Notes of any Series from time to time outstanding.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. or any successor thereto.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Structuring Fee” is defined in Section 2B(8)(i).

“Subsidiary” means, as to any Person, any company, whether operating as a corporation, joint venture, partnership, limited liability company or other entity, which is consolidated with such Person in accordance with GAAP.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Title XI Debt” means all Debt of the Company or Matson Navigation or any Subsidiary that is guaranteed by the United States of America pursuant to 46 USC Chapter 537.

“Transaction Documents” means this Agreement, the Notes, the Multiparty Guaranty, the Indemnity and Contribution Agreement and the other agreements, documents, certificates and instruments now or hereafter executed or delivered by the Company or any Subsidiary or Affiliate in connection with this Agreement, but excluding any Collateral Documents.

“Transferee” means any direct or indirect transferee of all or any part of any Note purchased under this Agreement.

“United States Person” means any United States citizen, lawful permanent resident, Person organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any Person in the United States.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act,

the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Vessel” means each vessel that is (or is required to be) documented under and pursuant to the laws of the United States with a coastwise endorsement owned or operated by the Company or any Subsidiary.

10C.Accounting Principles, Terms and Determinations; Changes in GAAP.  All references in this Agreement to “generally accepted accounting principles” and “GAAP” shall be deemed to refer to generally accepted accounting principles in effect in the United States of America at the time of application thereof, but excluding in each case the effects of Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments:  Recognition and Measurement, or any other accounting standard that would result in any financial liability being set forth at an amount less than the actual outstanding principal amount thereof.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B.

If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Transaction Document, and either the Company or the Required Holders shall so request, the holders of the Notes and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Holders); provided that, (A) until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) until so amended, the Company shall provide to the holders of the Notes financial statements and other documents reasonably requested by any holder of a Note setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with the rules in effect on September 14, 2016 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

11.MISCELLANEOUS.

11A.Note Payments.  The Company agrees that, so long as any Purchaser shall hold any Note, it will make payments of principal of, interest on, and any Yield-Maintenance Amount payable with respect to, such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit on the date due to the account or accounts of such Purchaser specified in the applicable purchaser schedule for such Series of Notes or such other account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment.  Each Purchaser agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid.  The Company agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as the Purchasers have made in this paragraph 11A.

11B.Expenses.  The Company agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save Prudential, each Purchaser and any Transferee harmless against liability for the payment of, all reasonable out-of-pocket expenses arising in connection with such transactions, including (i) all document production and duplication charges and the fees and expenses of any special counsel engaged by the Purchasers or any Transferee in connection with this Agreement or any other Transaction Document, the Intercreditor Agreement, the Collateral Documents, the transactions contemplated hereby and thereby and any subsequent proposed modification of, or proposed consent under, this Agreement or any other Transaction Document, the Intercreditor Agreement or the Collateral Documents, whether or not such proposed modification shall be effected or proposed consent granted, and (ii) the reasonable costs and expenses, including attorneys’ fees, incurred by any Purchaser or any Transferee in enforcing any rights under this Agreement, the Notes or any other Transaction Document, the Intercreditor Agreement or the Collateral Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any other Transaction Document, the Intercreditor Agreement or the Collateral Documents or the transactions contemplated hereby or thereby or by reason of any Purchaser’s or any Transferee’s having acquired any Note, including without limitation costs and expenses incurred in any bankruptcy case, provided however, the Company will not be required to pay the expenses of any holder of a Note or any Transferee in connection with the transfer of any Note by any holder of a Note to any Transferee.  The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or any Transferee and the payment of any Note.

11C.Consent to Amendments.  This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) of the Notes of each Series except that, (i) without the written consent of the holder or holders of all Notes of a particular Series, and if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series, at the time outstanding, no amendment to this Agreement shall change the maturity of any Note, or change or affect the principal thereof, or change or affect the rate or time of payment of interest on or any Yield-Maintenance Amount payable with respect to the Notes of such Series, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of paragraph 2B may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of paragraphs 2B and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Notes of such Series or the terms and provisions of such Notes.  Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent.  No course of dealing between the Company, on the one hand, and Prudential or the holder of any Note, on the other hand, nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.  As used herein and in the Notes, the term “this Agreement” and references thereto means this Agreement as it may from time to time be amended or supplemented.

11D.Form, Registration, Transfer and Exchange of Notes.  The Notes are issuable as registered notes without coupons in denominations of at least $1,000,000, except as may be necessary to reflect any principal amount not evenly divisible by $1,000,000.  The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes.  Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees.  At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company.  Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive.  Each prepayment of principal payable on each prepayment date upon each new Note issued upon any such transfer or exchange shall be in the same proportion to the unpaid principal amount of such new Note as the prepayment of principal payable on such date on the Note surrendered for registration of transfer or exchange bore to the unpaid principal amount of such Note.  No reference need be made in any such new Note to any prepayment or prepayments of principal previously due and paid upon the Note surrendered for registration of transfer or exchange.  Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder’s attorney duly authorized in writing.  Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange.  Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder’s unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

11E.Persons Deemed Owners; Participations.  Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and Yield Maintenance Amount, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary.  Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

11F.Survival of Representations and Warranties; Entire Agreement; No Novation.  All representations and warranties contained herein, in any other Transaction Document or made in writing by or on behalf of the Company or any other Credit Party in connection herewith or therewith shall survive the execution and delivery of this Agreement, the Notes and the other Transaction Documents, the transfer of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee.  Subject to the preceding sentence, this Agreement, the Notes, the other Transaction Documents and, until the effectiveness of the amendment and restatement thereof by this Agreement, the Prior Agreement, embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter hereof.  This Agreement amends, restates and replaces the Prior Agreement and is not intended to constitute a novation thereof; it being acknowledged and agreed that the Company’s covenants in the Prior Agreement shall remain operative for periods prior to the effectiveness of this Agreement, and any unwaived breach of such covenants or any unwaived breach of representations and warranties under the Prior Agreement made prior to the effectiveness of this Agreement, in each case if such unwaived breach constituted a Default or Event of Default under the Prior Agreement immediately prior to the effectiveness of this Agreement, shall constitute a Default or Event of Default, as applicable, under this Agreement.

11G.Successors and Assigns.  All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

11H.Independence of Covenants.  All covenants hereunder and in the other Transaction Documents shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (i) avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by the holder of any Note to prohibit, through equitable action or otherwise, the taking of any action by the Company or any Subsidiary which would result in a Default or Event of Default.

11I.Notices.  All written communications provided for hereunder (other than communications provided for under paragraph 2B) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to Prudential, at the address set forth on the first page of this Agreement or at such other address as Prudential shall have specified to the Company in writing, (ii) if to any Purchaser, addressed as specified for such communications in the applicable purchaser schedule for the applicable Series of Notes or at such other address as any such Purchaser shall have specified to the Company in writing, (iii) if to any other holder of any Note, addressed to it at such address as it shall have specified in writing to the Company or, if any such holder shall not have so specified an address, then addressed to such holder in care of the last holder of such Note which shall have so specified an address to the Company and (iv) if to the Company, addressed to it at 555 12th Street, 8th Floor, Oakland, CA 94067, Attention:  Chief Financial Officer or at such other address as the Company shall have specified to each holder of a Note in writing, provided, however, that any such communication to the Company may also, at the option of the Person sending such communication, be delivered by any other means either to the Company at its address specified above or to any Authorized Officer of the Company.  Any communication pursuant to paragraph 2B shall be made by the method specified for such communication in paragraph 2B, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a telefacsimile communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the telefacsimile terminal the number of which is listed for the party receiving the communication in the Information Schedule or at such other telefacsimile terminal as the party receiving the information shall have specified in writing to the party sending such information.

11J.Descriptive Headings.  The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11K.Satisfaction Requirement.  If any agreement, certificate or other writing, or any action taken or to be taken, is, by the terms of this Agreement, required to be satisfactory to any Purchaser or the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person(s) making such determination.

11L.Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice of law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

11M.Payments Due on Non-Business Days.  (a) For purpose of the Series B Notes and the Series C Notes, anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest, or Yield-Maintenance Amount payable with respect to, any such Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

(b) For purpose of the Series D Notes and any Series of Shelf Notes, anything in this Agreement or the Notes to the contrary notwithstanding, (x) subject to clause (y), any payment of interest on any such Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day, and (y) any payment of principal of or Yield-Maintenance Amount on any such Note (including principal due on the final maturity date of such Shelf Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

11N.Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11O.Jurisdiction and Process; Waiver of Jury Trial.

(i)The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement, the Notes or the other Transaction Documents or Collateral Documents.  To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(ii)The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in paragraph 11O(i) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in paragraph 11I or at such other address of which such holder shall then have been notified pursuant to paragraph 11I.  The Company agrees that such service upon receipt (a) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (b) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(iii)Nothing in this paragraph 11O shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(iv)The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, IF THE ABOVE WAIVER OF THE RIGHT TO A TRIAL BY JURY IS NOT ENFORCEABLE, THE PARTIES HERETO AGREE THAT ANY AND ALL DISPUTES OR CONTROVERSIES OF ANY NATURE CONCERNING THIS AGREEMENT AND THE MATTERS CONTEMPLATED HEREBY (EACH, A “CLAIM”), INCLUDING ANY AND ALL QUESTIONS OF LAW OR FACT RELATING THERETO, SHALL, AT THE WRITTEN REQUEST OF ANY PARTY TO THIS AGREEMENT, BE DETERMINED BY JUDICIAL REFERENCE PURSUANT TO THE CALIFORNIA CODE OF CIVIL PROCEDURE (“REFERENCE”).  IN SUCH EVENT, THE PARTIES SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE.  IN THE EVENT THAT THE PARTIES CANNOT AGREE UPON A REFEREE, THE REFEREE SHALL BE APPOINTED BY THE COURT.  THE REFEREE SHALL REPORT A STATEMENT OF DECISION TO THE COURT.  NOTHING IN THIS PARAGRAPH SHALL LIMIT THE RIGHT OF ANY PARTY AT ANY TIME TO EXERCISE ANY AVAILABLE SELF-HELP REMEDIES, FORECLOSE AGAINST ANY COLLATERAL OR OBTAIN PROVISIONAL REMEDIES.  THE PARTIES SHALL BEAR THE FEES AND EXPENSES OF THE REFEREE EQUALLY UNLESS THE REFEREE ORDERS OTHERWISE.  THE REFEREE SHALL ALSO DETERMINE ALL ISSUES RELATING TO THE APPLICABILITY, INTERPRETATION, AND ENFORCEABILITY OF THIS PARAGRAPH.  THE PARTIES ACKNOWLEDGE THAT THE CLAIMS WILL NOT BE ADJUDICATED BY A JURY.

11P.Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

11Q.Binding Agreement.  When this Agreement is executed and delivered by the signatories hereto, it shall become a binding agreement (subject to satisfaction of the conditions precedent set forth herein) of the parties hereto.

11R.Confidentiality.  For the purposes of this paragraph 11R, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary, or (d) constitutes financial statements delivered to such Purchaser under paragraph 5A that are otherwise publicly available.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers and employees (it being understood that such Persons will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential

Information confidential), (ii) its agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes) (it being understood that such Persons will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (iii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this paragraph 11R, (iv) any other holder of any Note, (v) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this paragraph 11R), (vi) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this paragraph 11R), (vii) any federal or state regulatory authority having jurisdiction over such Purchaser, (viii) the National Association of Insurance Commissioners (including the Securities Valuations Office) or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (ix) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party (provided that, so long as none of the Company or any of its affiliates is a party to such litigation, such Purchaser shall, if not prohibited by applicable law, endeavor to notify the Company prior to such delivery or disclosure), or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in connection with the exercise of remedies hereunder or under any Transaction Document or Collateral Document, or any action or proceeding related to the Transaction Documents or Collateral Documents or the enforcement of rights hereunder or thereunder.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this paragraph 11R as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this paragraph 11R.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this paragraph 11R, this paragraph 11R shall not be amended thereby and, as between such Purchaser or such holder and the Company, this paragraph 11R shall supersede any such other confidentiality undertaking.

MATSON, INC., a Hawaii corporation

By:
Its:

By:
Its:

The foregoing Agreement is hereby
accepted as of the date first above written.

PGIM, INC.

By:
Vice President

THE PRUDENTIAL INSURANCE
COMPANY OF AMERICA, as a holder of
Series B Notes, Series C-1 Notes, Series C-2
Notes, Series C-3 Notes and Series D Notes

By:
Vice President

PRUCO LIFE INSURANCE
COMPANY, as a holder of Series B Notes,
Series C-2 Notes, Series C-3 Notes and
Series D Notes

By:
Assistant Vice President

THE PRUDENTIAL LIFE INSURANCE
COMPANY, LTD., as a holder of
Series C-1 Notes

By:	Prudential Investment Management
(Japan), Inc., as Investment Manager

By: PGIM, Inc., as Sub-Adviser

By:
Vice President

GIBRALTAR LIFE INSURANCE CO.,
LTD., as a holder of Series C-1 Notes and
Series C-3 Notes

By:	Prudential Investment Management
Japan Co., Ltd., as Investment Manager

By: PGIM Inc., as Sub-Adviser

By:
Vice President

PRUDENTIAL ANNUITIES LIFE
ASSURANCE CORPORATION, as a
holder of Series C-2 Notes

By: PGIM, Inc., as investment manager

By:
Vice President

PRUDENTIAL ARIZONA
REINSURANCE UNIVERSAL
COMPANY, as a holder of Series C-2
Notes

By: PGIM, Inc., as investment manager

By:
Vice President

THE LINCOLN NATIONAL LIFE
INSURANCE COMPANY, as a holder of
Series D Notes

By: Prudential Private Placement Investors, L.P. (as Investment Advisor)

By: Prudential Private Placement Investors, Inc. (as its General Partner)

By:
Vice President

PRUDENTIAL LEGACY INSURANCE
COMPANY OF NEW JERSEY, as a
holder of Series D Notes

By: PGIM, Inc., as investment manager

By:
Vice President

PRUDENTIAL ARIZONA
REINSURANCE TERM COMPANY, as
a holder of Series D Notes

By: PGIM, Inc., as investment manager

By:
Vice President

PENSIONSKASSE DES BUNDES
PUBLICA, as a holder of Series D Notes

By:	PGIM LIMITED, as Investment Manager

By: Pricoa Capital Group Limited, as Sub-Advisor

By:
Director

ZURICH AMERICAN LIFE
INSURANCE COMPANY, as a holder of
Series D Notes

By: Prudential Private Placement Investors, L.P. (as Investment Advisor)

By: Prudential Private Placement Investors, Inc. (as its General Partner)

By:
Vice President

Each of the Guarantors hereby (a) consents to the amendments and other modifications effected in this Third Amended and Restated Note Purchase and Private Shelf Agreement and the other transactions contemplated hereby, (b) reaffirms its obligations under the Multiparty Guaranty (and any Joinder Agreement executed in connection therewith) and its waivers, as set forth in the Multiparty Guaranty, of each and every one of the possible defenses to such obligations, and (c) reaffirms that its obligations under the Multiparty Guaranty are separate and distinct from the respective obligations of the Company under the Third Amended and Restated Note Purchase and Private Shelf Agreement and the Notes (as defined therein).

MATSON NAVIGATION COMPANY, INC., a Hawaii corporation

By:
Title:

MATSON LOGISTICS, INC., a Hawaii corporation

By:
Title:

MATSON VENTURES, INC., a Hawaii corporation

By:
Title:

MATSON ALASKA, INC., a Delaware corporation

By:
Title:

HORIZON LINES HOLDING CORP., a Delaware corporation

By:
Title:

HORIZON LINES, LLC, a Delaware limited liability company

By:
Title:

MATSON NAVIGATION COMPANY OF ALASKA, LLC, a Delaware limited liability company

By:
Title:

HORIZON LINES ALASKA VESSELS, LLC, a Delaware limited liability company

By:
Title:

HORIZON LINES MERCHANT VESSELS, LLC, a Delaware limited liability company

By:
Title: